                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                (AMENDMENT NO.2)

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (date of earliest event reported): August 20, 1999



                               MESSAGEMEDIA, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)



000-21751                                                             33-0612860
(Commission File No.)                          (IRS Employer Identification No.)


                                 6060 SPINE ROAD
                             BOULDER, COLORADO 80301
              (Address of principal executive offices and zip code)


       Registrant's telephone number, including area code: (303) 440-7550

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ITEM 5. OTHER EVENTS.

Attached hereto as Appendix A is a discussion of our business, risks associated with our business and an investment in our company, selected historical consolidated financial data for the period March 11, 1994 (inception) to December 31, 1994 and for the fiscal years ended December 31, 1995, 1996, 1997 and 1998, and for the six months ended June 30, 1998 and 1999, management's discussion and analysis of financial condition and results of operations and pro forma combined results of operations. The information referred to above will be incorporated by reference into our existing registration statements on Form S-3 and Form S-8.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         1. Revnet Systems, Inc. Financial Statements filed as Exhibit 99.3.

         2. Decisive Technology Corporation Financial Statements filed as
            Exhibit 99.4.

     (b) PRO FORMA FINANCIAL INFORMATION.

         Unaudited Pro Forma Combined Financial Information of the Company, Revnet Systems, Inc. and Decisive Technology Corporation filed as
         Exhibit 99.5.

     (c) EXHIBITS.

        2.1* Agreement and Plan of Merger and Reorganization dated July 22, 1999 among the Registrant, Revnet Systems, Inc. and MM1 Acquisition Corporation


        2.2* Agreement and Plan of Merger and Reorganization dated July 27, 1999 among the Registrant, Decisive Technology Corporation and MM2 Acquisition Corporation


        4.1* Registration Rights Agreement among the Registrant, the Securityholders' Agent and James Clayton


        4.2* Registration Rights Agreement among the Registrant, the Securityholders' Agent and William Blair & Company, LLC


        23.1** Consent of PricewaterhouseCoopers LLP


        23.2** Consent of PricewaterhouseCoopers LLP


        99.1*  Press Release dated August 10, 1999


        99.2*  Press Release dated August 17, 1999


        99.3** Revnet Systems, Inc. Financial Statements


        99.4** Decisive Technology Corporation Financial Statements


                                        1

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        99.5** Unaudited Pro Forma Combined Financial Information of the
               Company, Revnet System, Inc. and Decisive Technology Corporation


        * Previously filed as exhibit to our Current Report on Form 8-K, filed with the SEC August 24, 1999.


        ** Previously filed as exhibit to Amendment No. 1 to our Current Report on Form 8-K/A, filed with the SEC on September 23, 1999.



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                                    SIGNATURE


    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             MESSAGEMEDIA , INC.


Dated:    October 1, 1999                    By:  /s/ Larry Jones
                                                -------------------------------
                                                Larry Jones
                                                Chief Executive Officer

                                        3

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                                   APPENDIX A

                                   OUR COMPANY

    We are a leading provider of an integrated, comprehensive set of permission-based e-messaging solutions. E-messaging is our term to describe our suite of services that utilizes the medium of e-mail to develop and foster permission-based relationships with our customers. Our e-messaging solutions, available either on an outsourced-subscription basis or as in-house packaged software, enable businesses to use e-messaging as a strategic tool to increase sales, improve customer communication and develop long-term customer loyalty. Specifically, our suite of services and products, including Internet-based marketing, customer care, survey and information distribution solutions, allows businesses to establish and enhance two-way customer dialogue across multiple functions within the business enterprise, from marketing to sales to customer service. By leveraging the cost-effective reach, flexibility and widespread acceptance of e-mail, our solutions enable businesses to create, deliver and continually refine targeted, permission-based e-messaging campaigns. Our expert staff of client service professionals assists our clients in building their businesses through the strategic implementation and use of our suite of service applications.

    The dramatic growth of the Internet and the proliferation of e-mail have changed the way businesses and customers communicate. Online businesses are increasingly in need of strategic business applications that foster customer loyalty and provide personalized, one-to-one communication. Permission-based or "opt-in" e-mail is emerging as a highly reliable, cost-effective and timely way for businesses to create a personal, two-way dialogue with their customers. Because creating strong and effective e-messaging programs requires a broad range of technology and industry expertise, we believe that businesses are increasingly seeking an outsourced solution for their e-messaging applications. Forrester Research predicts that outsourced e-mail messages will grow from three billion in 1998 to 250 billion in 2002.

    Through our professional staff of client service representatives, we deliver e-messaging services specifically tailored to each client's business objectives. After a contract is signed with a client, we appoint an account management team to act as the client's primary point of contact for all relationship and campaign management issues. We provide end-to-end e-messaging mailing and campaign management solutions, including creating a detailed specification of customer needs, developing the web interfaces, customizing the database, implementing project plans and campaign roll-out and conducting post-mailing analysis. Our proprietary technology allows us to track and review current and past e-messaging campaigns, providing valuable information that allows us to tailor and fine-tune our clients e-messaging campaigns to optimize effectiveness. Our services provide clients with the following benefits:

    o a comprehensive set of e-messaging solutions designed to increase sales, improve customer communication and develop long-term customer loyalty;

    o permission-based e-messaging that facilitates an immediate two-way dialogue with customers;

    o tools to track, review and refine e-messaging campaigns by leveraging our expertise and proprietary technology;

    o rapidly deployable, cost-effective outsourced solutions which eliminate the need to invest in the technology, hardware and human resources necessary to implement and manage a comprehensive set of e-messaging services; and

    o a readily scalable solution that manages large volumes of simple or complex customer communications and easily integrates more advanced e-messaging applications.

    Our clients cover a broad range of industry segments, including Internet/e-commerce, publishing, computer hardware/software and financial services. We currently provide e-messaging services to over 200 clients, including America Online, Inc., Apple Computer, Inc., CMP Group, Inc., E*Trade Securities, Inc., Microsoft Corporation and PeopleSoft, Inc., and have sold our e-messaging products to over 4,000 customers.


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                                  OUR STRATEGY

    The key elements of our growth strategy include:

         o     expand our customer base and increase sales to current customers;

         o     broaden our industry-leading service offerings;

         o extend our brand and position MessageMedia as the industry standard in permission-based e-messaging;

         o     pursue strategic acquisitions; and

         o     develop an international presence.

                       HISTORY AND STRATEGIC RELATIONSHIPS

    In June 1998, we were recapitalized by SOFTBANK Corp. and its affiliates, a leading investor in the Internet sector. We intend to leverage our strategic relationship with SOFTBANK through introductions to companies within the SOFTBANK family of investments and capitalize on the expertise and advice of its partners with respect to building e-businesses. In August 1998, we made a strategic decision to focus exclusively on e-messaging and related services, and to phase out our Internet payment system offerings. In furtherance of this strategic shift, in December 1998, we acquired two e-messaging companies, E-mail Publishing, Inc., or Epub, and Distributed Bits, LLC, or Dbits, and changed our name from First Virtual Holdings Inc. to Message Media, Inc. In March 1999, Pequot Capital Management, Inc. and affiliates bought approximately 2.4 million shares of our common stock, from which we derived net proceeds of approximately $10 million, and in August 1999 we acquired two additional e-messaging companies, Revnet Systems and Decisive Technology, to further broaden our suite of e-messaging solutions and our customer base.


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                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A HISTORY OF OPERATING LOSSES AND FUTURE LOSSES ARE LIKELY.

    We have incurred net losses applicable to common shares of approximately $45.0 million from our inception in March 1994 through December 31, 1998, approximately $14.0 million for the year ended December 31, 1998 and approximately $13.2 million for the six month period ended June 30, 1999. As of June 30, 1999, our accumulated deficit was approximately $56.9 million. We have not achieved profitability and expect to continue to incur operating losses at least into 2001. We intend to continue to invest heavily in acquisitions, infrastructure development and marketing. Accordingly, we expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenue to achieve and maintain profitability. Although our revenue has grown in recent quarters, we cannot assure you that we will achieve sufficient revenue for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND RECENTLY HAVE CHANGED OUR BUSINESS MODEL.

    We were incorporated in March 1994 for the purpose of developing an Internet payment system. In 1998 we changed our business model to focus exclusively on providing e-messaging solutions and acquired two e-messaging companies, Epub and Dbits. In August 1999, we acquired two additional e-messaging companies, Revnet Systems and Decisive Technology. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet e-messaging market. These risks include our:

o   ability to sustain historical revenue growth rates;

o   need to manage our expanding operations;

o   need to successfully integrate our recent and any future acquisitions;

o   competition;

o   ability to attract, retain and motivate qualified personnel;

o   ability to maintain our current, and develop new, strategic relationships;

o   ability to anticipate and adapt to the changing Internet market; and

o ability to attract and retain a large number of customers from a variety of industries.

We also depend on the growing use of the Internet for marketing, advertising, commerce and communication. We cannot assure you that our business strategy will be successful or that we will successfully address these risks.

OUR MARKETS ARE RELATIVELY NEW AND UNPROVEN AND OUR SUCCESS DEPENDS ON MARKET ACCEPTANCE AND THE EFFECTIVENESS OF OUR E-MESSAGING SERVICES.

    Demand and market acceptance for Internet e-messaging solutions is uncertain. Our future success is highly dependent on an increase in the use of the Internet as a marketing, advertising and communications medium. The adoption of Internet e-messaging, particularly by those entities that historically have relied upon traditional media for marketing and advertising, requires the acceptance of a new way of conducting business, exchanging information and marketing products and services. Many of our current or potential e-messaging customers have little or no experience


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using the Internet for marketing and advertising purposes and they have allocated only a limited portion of their budgets to Internet e-messaging. Moreover, our customers may find Internet e-messaging to be less effective for promoting their products and services relative to traditional marketing and advertising media. If the messaging platform fails to meet customers' demands, the use of our e-messaging services may decline over time and our business would suffer.

WE ADOPTED OUR CURRENT BUSINESS MODEL IN THE FOURTH QUARTER OF 1998 AND ITS PROFIT POTENTIAL IS UNCERTAIN.

    The profit potential for our business model, which is to generate revenue solely by providing Internet e-messaging solutions to our customers, is unproven. To be successful, both Internet marketing and our future and current service offerings, including information distribution, e-mail marketing, e-customer care, e-commerce messaging and e-surveys, will need to achieve broad market acceptance. Our ability to generate significant revenue will depend, in part, on our ability to contract with a sufficient number of customers. The intense competition among Internet e-messaging companies has led to the creation of a number of pricing alternatives for Internet e-messaging solutions. These alternatives make it difficult for us to project future levels of revenue and applicable gross profit that can be sustained by us or the Internet e-messaging industry in general.

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE EPUB, DBITS, REVNET SYSTEMS AND DECISIVE TECHNOLOGY OR FUTURE ACQUISITIONS.

    In December 1998, we acquired Epub and Dbits and in August 1999 we acquired Revnet Systems and Decisive Technology. As a result, companies that had previously operated independently and with distinct business models must now work together. The integration will require significant effort from our personnel and the personnel of the acquired companies who are now our employees. We may not be able to profitably consolidate these businesses.

    The following risks are common to the integration of different companies, and may be associated with recent or future acquisitions, including our recent acquisitions of Revnet Systems and Decisive Technology:

o the difficulty of incorporating new operations, technology and personnel into one company;

o the potential effects on operating results from increases in goodwill amortization, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees;

o   the diversion of management attention from other aspects of our business;

o   the potential disruption of our ongoing business;

o the potential reduction of the value of our e-messaging solutions or reputation if an acquired company turns out to be a poor performer;

o   the maintenance of uniform standards, controls, procedures and policies;

o   the potential of disputes with the sellers of one or more acquired entities;

o   the possible failure to retain key acquired personnel;

o the assumption of most or all of the liabilities of the acquired companies, some of which may be hidden, significant or not reflected in the final acquisition price; and

o   the impairment of relationships with employees and customers.

    As part of our business strategy, we intend to focus on acquiring, or making significant investments in, additional companies, products and technologies that complement our business. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates, acquire those companies on acceptable terms and integrate their operations successfully with our business. If we make additional acquisitions, we could have difficulty in assimilating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.


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OUR FAILURE TO ENHANCE OUR EXISTING PRODUCTS AND INTRODUCE NEW PRODUCTS ON A
TIMELY BASIS COULD CAUSE OUR REVENUE TO FALL.

    We are continually developing significant enhancements for our e-messaging services and products. Any delay or difficulty associated with the introduction of these enhancements could significantly harm our business, results of operations and financial condition. We also may not be able to develop the underlying core technologies necessary to create new products or enhancements, or to license those products from third parties.

WE NEED TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AND MAY NOT BE ABLE TO DO SO.

    Our success depends on the continued service of our key senior management personnel, in particular, A. Laurence Jones, our Chief Executive Officer. The loss of any member of our senior management team could have a material adverse effect on our future operating results. Our future success also depends on our continuing to attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills and experience required to perform in required roles and may not be able to attract or retain such individuals in the future. Our management team is new and may not be able to function effectively.

OUR MANAGEMENT TEAM HAS ONLY WORKED TOGETHER FOR A SHORT PERIOD OF TIME AND MAY NOT WORK WELL TOGETHER.

    Virtually all of our executive officers, including our Chief Executive Officer, Vice President of Sales and Marketing and Vice President of Corporate Development, have joined our company in 1999. Due to the fact that many of our executive officers are new to our company and never have worked together, our management may not be able to function effectively, individually or as a team.

WE ANTICIPATE FLUCTUATIONS IN OUR FUTURE OPERATING RESULTS.

    We expect that our future operating results will fluctuate significantly. These fluctuations may be due to a number of factors, many of which are beyond our control. Some of the factors that may cause fluctuations include the following:

o   Market response to our e-messaging services;

o Difficulties in the development or deployment of new messaging products or services;

o The timing and rate at which we increase our expenses to support projected growth;

o   Fluctuating market demand for our products and services;

o The degree of acceptance of the Internet as a medium for communicating with customers;

o   Product introductions and service offerings by our competitors;

o   The mix of the products and services provided by us; and

o The cost of compliance with applicable government regulations, including anti-SPAM, or unsolicited commercial e-mail, legislation.

    Our revenue for the foreseeable future will remain dependent on e-messaging activity, the fees that we charge for our services and license fees for software products. These future revenues are difficult to forecast. In addition, we plan to significantly increase our operating expenses to increase our sales and marketing operations, to upgrade and enhance our e-messaging solutions and to market and support our solutions. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, or if our expenses precede increased revenue, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

    We believe that marketing and advertising sales in traditional media, such as television and radio, generally are lower in the first calendar quarter of each year. Seasonal or cyclical patterns may develop in our industry if our market makes the transition from an emerging to a more developed medium. Our revenue may also be affected by seasonal and cyclical patterns in Internet e-messaging spending if they emerge.


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    We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of our future performance. Due to the factors we have listed above and other factors, it is likely that our future operating results will at times not meet the expectations of market analysts or investors. If our operating results fail to meet expectations, the price of our common stock could fall.

WE NEED TO EFFECTIVELY MANAGE OUR GROWTH.

    An effective planning and management process is required to successfully implement our business plan in the rapidly evolving market for Internet e-messaging. We continue to increase the scope of our operations, and we have grown our workforce substantially. As of January 1, 1995, we had 5 employees and, as of August 17, 1999, we had 208 employees. In addition, we plan to continue to expand our sales and marketing and service offerings. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our management systems and resources. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to continue to expand, train and manage our workforce. Our future performance also may depend on the effective integration of acquired businesses. Such integration, even if successful, may take a significant period of time and expense, and may place a significant strain on our resources. We recently relocated a computer processing center from San Diego, California to a facility in Colorado. Our business, results of operations and financial condition will be materially and adversely affected if we are unable to effectively manage our expanding operations or the relocation of our computer processing center.

WE DEPEND ON THIRD-PARTY PROVIDERS OVER WHOM WE HAVE NO CONTROL TO OPERATE OUR MESSAGING PLATFORM.

    We depend heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location companies, in operating our messaging platform. These companies may not continue to provide services to us without disruptions in service, at the current cost, or at all. Although we believe that we could obtain these services from other sources if need be, the costs associated with any transition to a new service provider would be substantial, requiring us to reengineer our computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time-consuming.

    In addition, failure of our Internet and related telecommunications providers to provide the data communications capacity in the time frame required by us could cause interruptions in the services we provide. Despite precautions taken by us, unanticipated problems affecting our computer and telecommunications systems in the future could cause interruptions in the delivery of our e-messaging services, causing a loss of revenue and potential loss of customers.

WE RELY ON A FEW CUSTOMERS FOR A SIGNIFICANT PORTION OF OUR REVENUE.

    A significant portion of our revenues are generated by a limited number of customers. We expect that we will continue to depend on large contracts with a small number of significant customers. This situation can cause our revenue and earnings to fluctuate between quarters based on the timing of contracts. None of our customers has any obligation to purchase additional products or services from us. Consequently, if we fail to develop relationships with significant new customers, our business and financial condition will suffer.

COMPETITION IN OUR INDUSTRY IS INTENSE.

    We know of no competitor that offers the full range of solutions provided by us. However, the market for our products and services is intensely competitive. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for e-messaging services and interactive Internet communications in the near future.

    Our principal competitors in the e-messaging services arena include 24x7, Inc., Axciom, Inc., Cyber Data Systems, Inc., DoubleClick, Inc., eGain Communications Corporation, EmailChannel, Inc., Exactis.com, Inc., Experian, Inc., Kana Communications, Inc., MarketHome, Inc., MatchLogic, Inc., Mustang Software, Inc., NetCreations, Inc., PostX Corporation and ReplyNet, Inc. We also compete with BroadVision, Inc., Digital Impact, E-Care Group and Mypoints.com, Inc. for one-to-one marketing.

    We may experience additional competition from Internet service providers, or ISPs, and other large established businesses that enter the market for e-messaging services. Companies such as ADVO Inc., America Online, Inc., AT&T,


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IBM Corporation, Harte-Hanks, Inc., Hewlett-Packard Company, Integrion Financial
Network LLC, The Interpublic Group of Companies, Inc., Microsoft Corporation, Netscape Communications and Foote Cone & Belding, some of whom are current clients of ours, which possess large, existing customer bases, substantial financial resources and established distribution channels could develop, market or resell a number of messaging services.

    The Internet, in general, and our e-messaging solutions, in particular, also must compete for a share of advertisers' total advertising budgets with traditional advertising media such as television, radio, cable and print. Consequently, we compete with advertising and direct marketing agencies. To the extent that e-messaging is perceived to be a limited or ineffective advertising medium, companies may be reluctant to devote a significant portion of their advertising budget to our e-messaging solutions, which could limit the growth of e-messaging and would negatively effect our business.

    We also expect that competition may increase as a result of industry consolidation. Potential competitors may choose to enter the market for e-messaging services by acquiring one or more of our existing competitors or by forming strategic alliances with such competitors. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our potential e-messaging customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which would have a material adverse effect on our business, results of operations and financial condition. We also may experience competition from internal information systems and development groups of our current and prospective clients that have better access to senior management.

    Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In addition, many of our current or potential competitors have broad distribution channels that may be used to bundle competing products or services directly to end-users or purchasers. If these competitors bundle competing products or services for their customers, the demand for our products and services could substantially decline. As a result of the above factors, we cannot assure you that we will compete effectively with current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

THE MARKETS FOR OUR PRODUCTS ARE UNDEVELOPED AND RAPIDLY CHANGING, WHICH MAKES AN INVESTMENT IN OUR COMPANY RISKY.

    The Internet and Internet e-messaging markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, changing customer demands and increasing numbers of services providers. Our products and services are designed around current technical standards and our revenue depends on continued industry acceptance of these standards. While we intend to provide compatibility with the most popular industry standards, widespread adoption of a proprietary or closed standard could prevent us from doing so. The standards on which our products and services are or will be based may not be accepted by the industry.

    New market entrants have introduced or are developing products and services for use on the Internet and the World Wide Web that compete with our products. The products, services or technologies developed by others may render our products and services noncompetitive or obsolete. Accordingly, our future success will depend on our ability to adapt to rapidly changing technologies and to enhance existing solutions and develop and introduce a variety of new solutions to address new industry standards and our customers' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of our solutions. In addition, our new solutions or enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. Material delays in introducing new solutions and enhancements may cause customers to forego purchases of our solutions and purchase those of our competitors.

    The degree to which our messaging platform is accepted and used in the marketplace will depend on continued growth in the use of e-mail as a primary means of communications by businesses and consumers. An increase in the use of e-messaging also will depend on market acceptance of e-mail as a method for targeted marketing of products and services. Our ability to successfully differentiate our services from random mass e-mailing products and services which have encountered substantial resistance from consumers will also be important. Businesses that already have invested substantial resources in traditional or other methods of conducting business may be reluctant to adopt new commercial


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methods or strategies that may limit or compete with their existing businesses.
Individuals with established patterns of purchasing goods and services may be reluctant to alter those patterns.

WE FACE RISKS OF DEFECTS AND DEVELOPMENT DELAYS IN OUR PRODUCTS AND SERVICES.

    Products and services based on sophisticated software and computing systems often encounter development delays. Our underlying software may contain hidden errors and failures when introduced or when usage increases. It is possible that we may experience delays in the development of the software and computing systems underlying our services. Despite testing that our clients and we conduct, we may not locate errors if they occur. Also, we may experience development delays. These occurrences could harm our reputation and revenue growth.

IF CURRENT GROWTH RATES CONTINUE, THE CAPACITY OF OUR SOFTWARE OR HARDWARE COULD BE STRAINED, LEADING TO SLOWER RESPONSE TIMES OR SYSTEM FAILURES.

    If the volume of messages that our systems process significantly increases, the capacity of our software or hardware could be strained. This could lead to slower response time or system failures. We have made and intend to continue to make substantial investments to increase our server capacity by adding new servers and upgrading our software as necessary. However, our products and services may not be able to meet the growing demand as the number of World Wide Web and Internet users increases. We also depend, as do our customers, on Web browsers, e-mail clients and Internet and online service providers for access to our services. Some users of our services have experienced difficulties due to system failures unrelated to our system, products or services. If we cannot effectively address these capacity constraints, our business and financial condition could be materially and adversely affected.

THE SUCCESS OF OUR MESSAGING PLATFORM DEPENDS ON INCREASED USAGE AND THE STABILITY OF THE INTERNET.

    Our success will depend, in large part, upon the maintenance of the Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of enabling products such as high speed modems, for providing reliable Internet access and services and improved content. We cannot assure you that the Internet infrastructure will continue to effectively support the demands placed on it as the Internet continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users. Even if the necessary infrastructure or technologies are developed, we may have to spend considerable amounts to adapt our solutions accordingly. Furthermore, the Internet has experienced a variety of outages and other delays due to damage to portions of its infrastructure. Any future outages or delays could impact the Internet sites of customers using our solutions.

     We believe that the future of the Internet as a center for commerce will depend in significant part on the following factors:

o Continued rapid growth in the number of households and commercial, educational and government institutions with access to the Internet;

o   The level of usage by individuals;

o The number and quality of products and services designed for use on the Internet; and

o   Expansion of the Internet infrastructure.

    The degree to which e-mail will become a common method of communication depends on the extent that users increasingly prefer e-mail over traditional means of communication. The growth of e-mail also depends on widespread access to reliable and affordable e-mail services by individuals, businesses and other organizations. Because usage of the Internet as a medium for on-line exchange of information, advertising, merchandising and entertainment is a recent phenomenon, it is difficult to predict whether the number of users drawn to the Internet will continue to increase and whether any significant market for our e-messaging platform, or any substantial commercial use of the Internet, will develop. We cannot assure you that Internet usage patterns, and reliance on e-mail communication in particular, will continue to grow and will not decline as the newness of this method of communication wears off. It also is uncertain whether the cost of Internet access will decrease. If either the Internet or e-mail communication fails to achieve increased acceptance and does not become accessible to a broad audience at moderate costs, the market for our products and services will be jeopardized. The success of our business also depends on a significant expansion of the Internet infrastructure to provide adequate Internet access and proper management of Internet traffic.

ANY SYSTEM FAILURE MAY HARM OUR BUSINESS OR REPUTATION.

    The continuing and uninterrupted performance of our computer systems and our customers' computer systems is critical to our ability to provide outsourced services. Sustained or repeated system failures would reduce the attractiveness of our solutions to our customers and could harm our business reputation. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of e-messaging delivered through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition would be materially and adversely affected.

    Our operations are dependent on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism, infection by computer viruses, other malicious acts and similar unexpected adverse events. In addition, interruptions in our solutions could result from the failure of our Internet and related telecommunications providers to provide the necessary data communications capacity in the time frame we require. Despite precautions we have taken, unanticipated problems affecting our systems have from time to time in the past caused, and in the future could cause, interruptions in the delivery of our solutions. Most of our back-end systems for disaster recovery presently are redundant and we expect all of our back-end systems to be fully redundant by December 1, 1999. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations.

WE FACE SECURITY RISKS AND POTENTIAL LIABILITY ASSOCIATED WITH MISAPPROPRIATION OF CONFIDENTIAL INFORMATION.

    We currently retain highly confidential customer information in a secure database server. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this database server. Any unauthorized access to our servers could result in the theft of confidential customer information such as e-mail addresses. It also is possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. We use disclaimers and limitation of warranty provisions in our client agreements in an attempt to limit our liability to clients, including liability arising out of systems failure. However, such provisions may not be enforceable or effective in limiting our exposure to damage claims.

OUR INSURANCE COVERAGE MAY NOT BE ADEQUATE TO COMPENSATE US FOR ALL POTENTIAL LOSSES.

    Although we carry insurance, which we believe to be adequate, the coverage it provides may not be adequate to compensate us for all losses that may occur. We are in the process of taking precautions to protect both our company and our customers from events that could interrupt delivery of our products and services or that could result in a loss of transaction or customer data. However, these measures will not eliminate a significant risk to our operations from a natural disaster or systems failure. We cannot guarantee that these measures would protect the company from an organized effort to inundate our servers with massive quantities of e-mail or other Internet message traffic which could overload our systems and result in a significant interruption of service. Our business interruption insurance would not fully compensate us for lost revenue, income, additional costs or increased costs that we would experience during the occurrence of any disruption of our computer systems. We cannot guarantee that we will be able to obtain sufficient coverage on reasonable terms or at all in the future.

OUR MEANS OF PROTECTING OUR PROPRIETARY RIGHTS MAY BE INADEQUATE AND OUR COMPETITORS MAY DEVELOP SIMILAR TECHNOLOGY.

    We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements, and other contractual provisions and technical measures to protect our proprietary rights. We believe that, due to the rapid pace of technological innovation for Internet products, our ability to establish and maintain a position of technology leadership in the industry depends more on the skills of our development personnel than upon the legal protections afforded our existing technology. Trade secret, copyright and trademark protections may not be adequate to safeguard the proprietary software underlying our products and services. We may not have adequate remedies for any breach and our trade secrets may otherwise become known. Moreover, notwithstanding our efforts to protect our intellectual property, competitors may be able to develop functionally equivalent e-messaging technologies without infringing any of our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology.

    We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

    We have licensed, and we may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our brand is maintained by these business partners, such partners may take actions that could materially and adversely affect the value of our proprietary rights or our reputation. In addition, we currently license certain software and communication systems from third parties. Our failure to maintain these licenses, or to find replacements for such technology in a timely and cost-effective manner, could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE IN THE PAST, AND MAY IN THE FUTURE, BECOME INVOLVED IN PATENT INFRINGEMENT CLAIMS WHICH RESULT IN A SIGNIFICANT DRAIN ON OUR RESOURCES AND PREVENT OUR MANAGEMENT TEAM FROM FOCUSING ON MORE PROFITABLE TASKS.

    As the volume of Internet commerce increases, and the number of products and service providers that support Internet commerce increases, we believe that Internet commerce technology providers may become increasingly subject to infringement claims. We have been subject to claims of alleged infringement of intellectual property rights in the past, and may become involved in additional claims in the future. For example, on October 19, 1998, Exactis.com, Inc. filed a complaint against our subsidiary Epub in the Federal District Court of Colorado. The complaint alleges infringement of a patent held by Exactis.com, Inc. The complaint seeks injunctive relief and unspecified damages. Any such claims, with or without merit, could be time consuming, result in costly litigation, disrupt or delay the enhancement or shipment of our products and services or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable or favorable to us, which could have a material adverse effect on our business, financial condition and results of operations.

    In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. On October 29, 1998, we filed a complaint in the U.S. District Court for the Southern District of California against Exactis.com, Inc. The complaint alleges infringement of a patent held by us and seeks injunctive relief and unspecified damages. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation is determined in our favor. In addition, patent litigation such as the Exactis.com, Inc. lawsuit often gives rise to counterclaims by the defendants, which could include challenges to the validity of patents held by us. In the event of an adverse ruling in any such litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could have a material adverse effect on our business.

IN THE FUTURE, WE MAY BE SUBJECT TO INCREASED GOVERNMENT REGULATION.

    Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. We believe that we are not currently subject to direct regulation by any government agency in the United States, other than regulations that are generally applicable to all businesses and newly enacted laws prohibiting unsolicited commercial e-mail, or spam, or laws intended to protect minors. A number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that such laws or regulations may cover include user privacy, obscenity, fraud, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. Moreover, the applicability to the Internet of existing U.S. and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business.

OUR STOCK PRICE HAS BEEN VOLATILE IN THE PAST AND MAY BE VOLATILE IN THE FUTURE, REGARDLESS OF OUR ACTUAL OPERATING PERFORMANCE.

    The stock market in general, and Internet companies in particular, including our company, have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to operating performance. The trading prices of many Internet companies' stocks are at or near historical highs and these trading prices and price to earnings multiples are substantially above historical levels. These trading prices and multiples may not be sustained. Broad market and industry factors may reduce our stock price, regardless of our actual operating performance. In addition, the trading price of our common stock could fluctuate in response to factors such as:

o quarterly fluctuations in our revenue and financial results both in absolute terms and relative to analyst and investor expectations;

o   changes in recommendations of securities analysts;

o   announcements of technological innovations or new services or products;

o publicity regarding actual or potential results with respect to technologies, services or products under development;

o disputes or other developments concerning proprietary rights, including copyright and litigation matters; and

o   other events or factors, many of which are beyond our control.

    In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, it could result in substantial costs and a diversion of management's attention and resources.

POTENTIAL YEAR 2000 PROBLEMS WITH OUR INTERNAL OPERATING SYSTEMS COULD HARM OUR BUSINESS.

    Many computer systems and software products are coded to accept only two-digit entries in date code fields. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with "year 2000" requirements. Since we just recently developed the software for our messaging platform and are adding new enhancements and functionality regularly, we believe that our messaging platform is year 2000 compliant. Coding errors or other defects may be discovered in the future as more testing is completed or new functionality added.

    We rely on a number of software and communications systems provided by third parties to operate our messaging platform. Any of these could contain coding which is not year 2000 compliant. These systems include server software used to operate the network servers, software controlling routers, switches and other components of the data network, disk management software used to control the data disk arrays, firewall, security, monitoring and back-up software used by us, as well as desktop PC applications software. In each case, we employ widely available software applications from leading third party vendors, and expect that such vendors will provide any required upgrades or modifications in a timely fashion. However, if any third party software or communication systems suppliers fail to provide year 2000 compliant versions of the software or system components we rely upon, our operations, including our messaging platform, could be disrupted. We have contacted and monitor each of our key suppliers to validate their efforts to ensure that their software products and communication systems are year 2000 compliant and will continue to do so throughout the course of this process.

    Year 2000 compliance problems also could undermine the general infrastructure necessary to support our operations. For instance, we depend on third-party internet service providers, or ISPs, to provide connections to the Internet and to customer information systems. Any interruption of service from ISPs could result in a temporary interruption of our e-messaging and other services. We have attempted to address this risk by obtaining the same service capacity from multiple ISPs. In addition, we rely on two third-party data centers to house some servers and communications systems. Any interruption in the security, access, monitoring or power systems at the third-party data centers could result in an interruption of services. Moreover, it is difficult to predict what effects year 2000 compliance problems will have on the integrity and stability of the Internet. If businesses and consumers are not able to reliably access the Internet, or if the ISPs on which we rely fail to provide us with uninterrupted service, our reputation could be harmed and the demand for our services could decline, resulting in an adverse impact to our business, financial condition and results of operations.

    With respect to any particular customer, our ability to provide services to that customer could be adversely affected if that customer fails to ensure that its software systems are year 2000 compliant. Disruptions in the information systems of significant customers could temporarily prevent such customers from accessing or using the messaging platform, which could materially affect our operating results. The messaging platform is designed to interface with customer databases and communications systems to retrieve relevant information from customers' electronic commerce systems or customer databases and to allow customers to independently control certain features of the service, including the content of transmitted messages. We cannot assess or control the degree of year 2000 compliance in our customers' information systems. To address the risk of disruptions in customer information systems, we designed our messaging platform to include redundant manual control features which can be used by such customers. Nevertheless, certain customers may elect to discontinue use of the e-messaging services until their internal information technology problems have been alleviated, which would adversely affect our business, financial condition and results of operations. The spending patterns of current or potential customers may be affected by year 2000 issues as companies expend significant resources to correct or update their systems for year 2000 compliance. Because of these expenditures, our customers may have less money available to pay for services, which could have a material adverse affect on our business, financial condition and results of operations.

SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR LARGE STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO FALL.

    We have a limited number of stockholders that hold a large portion of our common stock. To the extent our large stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall.

PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

    Provisions in our charter documents may delay, defer or prevent a change in control of our company that a stockholder may consider favorable, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

o   authorizing the issuance of preferred stock without stockholder approval;

o providing for a classified board of directors with staggered, three-year terms;

o   prohibiting cumulative voting in the election of directors;

o requiring super-majority voting to effect certain amendments to our certificate of incorporation and bylaws;

o   limiting the persons who may call special meetings of stockholders; and

o   prohibiting stockholder actions by written consent.

    Other provisions of Delaware law also may discourage, delay or prevent someone from acquiring or merging with us.

OUR OFFICERS AND DIRECTORS AND THEIR AFFILIATES EXERCISE SIGNIFICANT CONTROL OVER OUR COMPANY.

    Our directors and executive officers, and certain of their affiliates, individually and as a group, effectively control us and direct our affairs and business, including any determination with respect to the acquisition or disposition of assets by us, future issuances of common stock or other securities by us, declaration of dividends on our common stock and the election of directors. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of our company.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN.

    This Current Report on Form 8-K/A contains certain forward-looking statements that involve risks and uncertainties. We use words such as "anticipate", "believe", "expect", "future", "intend", "plan" and similar expressions to identify forward-looking statements. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this amendment. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us and described on the preceding pages and elsewhere herein.

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this Current Report on Form 8-K/A, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere herein could have a material adverse effect on our business, operating results, financial condition and stock price.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The selected historical consolidated statement of operations data for years ended December 31, 1996, 1997 and 1998, and the selected historical consolidated balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, the audited consolidated financial statements of MessageMedia, included in our Report on Form 10-K, filed with the SEC on March 31, 1999. The selected historical statement of operations data for the period March 11, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995, and the selected historical consolidated balance sheet data as of December 31, 1994, 1995 and 1996, have also been derived from audited financial statements of the Company. The selected historical statement of operations data for the six months ended June 30, 1998 and 1999 and the selected historical consolidated balance sheet data as of June 30, 1999 have been derived from unaudited financial statements of the Company appearing in our Report on Form 10-Q, filed with the SEC on August 4, 1999. The selected consolidated financial data set forth below is not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the MessageMedia Consolidated Financial Statements and Notes thereto.

    In connection with our strategic decision to focus on e-messaging solutions, in 1998 we ceased operation of our Internet payment system and related services. The selected consolidated financial data presented below distinguishes between revenue and cost of revenue from e-messaging solutions and revenue and cost of revenue from our Internet payment system which was phased out. We consider this segregation between e-messaging solutions and our Internet payment system helpful in understanding our results of operations for the periods presented.

    EBITDA is defined as operating income (loss) before interest, taxes, depreciation and amortization. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in our industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with generally accepted accounting principals, or GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. EBITDA may not be calculated in the same way as reported in similarly titled captions by other companies.

     HISTORICAL CONSOLIDATED STATEMENT OF OPERATIONS:


                                      MARCH 11, 1994
                                       (INCEPTION)
                                         THROUGH
                                         DECEMBER 31,                       FISCAL YEAR ENDED DECEMBER 31,
                                      ---------------     ------------------------------------------------------------------
                                            1994              1995              1996              1997              1998
                                      ---------------     ------------      ------------      ------------      ------------
Revenue:
    Revenue from e-messaging
    solutions .....................     $       --        $       --        $       --        $       --        $    424,564
    Revenue from Internet
    payment system ................            3,580           197,902           695,866         1,450,598           863,226
                                        ------------      ------------      ------------      ------------      ------------
Total revenue .....................            3,580           197,902           695,866         1,450,598         1,287,790
                                        ------------      ------------      ------------      ------------      ------------
Cost of revenue:
    Cost of e-messaging
    solutions revenue .............             --                --                --                --              29,394
    Cost of revenue from
    Internet payment system .......             --             123,375           265,900           270,416            68,159
                                        ------------      ------------      ------------      ------------      ------------
Total cost of revenue .............             --             123,375           265,900           270,416            97,553
                                        ------------      ------------      ------------      ------------      ------------
Gross profit ......................            3,580            74,527           429,966         1,180,182         1,190,237
Operating expenses:
    Marketing and sales ...........          143,678           346,400         1,836,545         5,424,110         1,934,486
    Research, development and
    engineering ...................          307,315           530,809         4,652,582         6,687,177         4,828,277
    General and administrative ....          358,790         1,292,781         4,237,638         4,377,688         3,810,073
    Depreciation and
    amortization ..................           16,327           106,628           524,124         1,097,716         2,470,917
    Restructure charge ............             --                --                --                --             812,166
    Write-off of in-process
    technology ....................             --                --                --                --           1,300,000
                                        ------------      ------------      ------------      ------------      ------------
Total operating expenses ..........          826,110         2,276,618        11,250,889        17,586,691        15,155,919
                                        ------------      ------------      ------------      ------------      ------------
Net loss from operations ..........         (822,530)       (2,202,091)      (10,820,923)      (16,406,509)      (13,965,682)
Interest income (expense) .........          (13,149)          (67,890)          130,983           459,227           133,659
                                        ------------      ------------      ------------      ------------      ------------
Net loss ..........................         (835,679)       (2,269,981)      (10,689,940)      (15,947,282)      (13,832,023)
Dividends imputed on
    preferred stock ...............             --                --                --          (1,250,000)         (153,126)
Net loss applicable to
    common shares .................     $   (835,679)     $ (2,269,981)     $(10,689,940)     $(17,197,282)     $(13,985,149)
                                        ============      ============      ============      ============      ============
Net loss per share, basic
    and diluted ...................     $      (0.26)     $      (0.54)     $      (2.33)     $      (1.94)     $      (0.63)
Shares used in per share
    computation, basic and
    diluted .......................        3,185,606         4,170,231         4,588,262         8,842,367        22,304,902
OTHER OPERATING DATA:
EBITDA ............................         (806,203)       (2,095,463)      (10,296,799)      (15,308,793)      (11,494,765)
Cash flow information:
Net cash used by operating
    activities ....................         (717,679)       (1,769,719)       (7,417,419)      (15,119,785)      (11,104,790)
Net cash used by investing
    activities ....................         (261,568)         (181,276)       (2,379,299)         (717,872)       (1,221,741)
Net cash provided by
    financing activities ..........          994,094         4,027,799        24,833,038         5,040,745        10,654,847




                                             SIX MONTHS ENDED JUNE 30,
                                          ------------      ------------
                                             1998               1999
                                          ------------      ------------
Revenue:
    Revenue from e-messaging
    solutions .....................       $     25,700      $  2,055,644
    Revenue from Internet
    payment system ................            472,594              --
                                          ------------      ------------
Total revenue .....................            498,294         2,055,644
                                          ------------      ------------
Cost of revenue:
    Cost of e-messaging
    solutions revenue .............               --             380,803
    Cost of revenue from
    Internet payment system .......             34,637              --
                                          ------------      ------------
Total cost of revenue .............             34,637           380,803
                                          ------------      ------------
Gross profit ......................            463,657         1,674,841
Operating expenses:
    Marketing and sales ...........          1,213,499         2,312,422
    Research, development and
    engineering ...................          2,896,745         1,789,004
    General and administrative ....          2,230,721         2,985,323
    Depreciation and
    amortization ..................            840,075         6,815,048
    Restructure charge ............            812,166         1,025,000
    Write-off of in-process
    technology ....................               --                --
                                          ------------      ------------
Total operating expenses ..........          7,993,206        14,926,797
                                          ------------      ------------
Net loss from operations ..........         (7,529,549)      (13,251,956)
Interest income (expense) .........             (8,497)           96,202
                                          ------------      ------------
Net loss ..........................         (7,538,046)      (13,155,754)
Dividends imputed on
    preferred stock ...............           (153,126)             --
Net loss applicable to
    common shares .................       $ (7,691,172)     $(13,155,754)
                                          ============      ============
Net loss per share, basic
    and diluted ...................       $      (0.69)     $      (0.31)
Shares used in per share
    computation, basic and
    diluted .......................         11,183,418        42,286,890
OTHER OPERATING DATA:
EBITDA ............................         (6,689,474)       (6,436,908)
Cash flow information:
Net cash used by operating
    activities ....................         (6,392,393)       (6,502,467)
Net cash used by investing
    activities ....................           (248,689)         (320,800)
Net cash provided by
    financing activities ..........          6,611,512        12,276,024

     HISTORICAL BALANCE SHEET DATA:


                                                                         DECEMBER 31,
                                   -----------------------------------------------------------------------------    JUNE 30, 1999
                                       1994             1995            1996            1997             1998        (UNAUDITED)
                                   -----------      -----------     -----------     -----------      -----------    -------------
Cash, cash equivalents and
   short-term investments.....       $  14,847       $2,091,651     $17,327,971      $6,331,059      $ 4,659,375     $10,112,132
Furniture, equipment, software
   and information technology,
   net .......................         261,638          417,653       2,023,861       1,878,893        1,475,720       1,225,095
Intangibles ..................            --               --              --              --         23,894,715      17,661,312
Total assets .................         320,421        2,574,826      19,692,557       9,048,089       31,220,981      30,408,530
Current liabilities ..........         148,672          662,403       3,236,037       4,769,958        2,670,602       2,047,057

Notes and amounts payable,
   non-current ...............         713,400        1,200,000       1,912,500         162,500           53,786           6,935
Series A redeemable
   convertible preferred
   stock......................            --               --              --         4,687,500             --              --
Stockholders' equity (net
   capital deficiency) .......        (541,651)         752,423      14,944,020        (571,869)      28,483,510      28,354,538

                    PRO FORMA COMBINED RESULTS OF OPERATIONS

    The following table sets forth certain pro forma combined results of operations data for the periods indicated and assumes that the following transactions occurred on January 1, 1996:

    o    our acquisition of Epub;

    o    our acquisition of Dbits;

    o    our acquisition of Revnet Systems; and

    o    our acquisition of Decisive Technology.

    We prepared the unaudited pro forma financial information for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 by combining the historical results of the four companies we acquired with our historical results. We have presented this information to give you a better picture of what our business might have looked like had we acquired these four companies as of January 1, 1996. These companies might have performed differently if they had been combined with our operations. You should not rely on the unaudited pro forma information as being indicative of the historical results that we would have had after the acquisitions or the future results that we will experience.

    The unaudited pro forma financial information for the six months ended June 30, 1999 has been derived by combining our unaudited financial statements with those of Revnet Systems and Decisive Technology. The unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations for this period. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that we will experience for the entire year. Historical results are not necessarily indicative of the results to be experienced in the future.

    The unaudited pro forma combined results of operations data in the following table includes the goodwill associated with all acquisitions. Had the acquisitions actually occurred on January 1, 1996, all related goodwill would have been amortized over a two-year period and therefore goodwill would have been fully amortized on December 31, 1997. However, due to the pro forma presentation of this information, a full year of amortization has been included for all the full years presented. In the opinion of our management, we consider this helpful for a complete presentation of the information for the periods presented.

    This unaudited pro forma information was not prepared in accordance with Regulation S-X. The difference primarily is due to the inclusion of the results of operations of all of the acquired companies, including pro forma goodwill amortization, beginning on January 1, 1996 regardless of when each of the four companies actually was acquired. Unaudited pro forma financial information prepared in accordance with Regulation S-X is included in Exhibit 99.5.

    EBITDA is defined as operating income (loss) before interest, taxes, depreciation and amortization. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in our industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. EBITDA may not be calculated in the same way as reported in similarly titled captions by other companies.

     PRO FORMA COMBINED RESULTS OF OPERATIONS:



                                                  FISCAL YEAR ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                       ------------------------------------------------      ------------------------------
                                           1996              1997              1998              1998              1999
                                       ------------      ------------      ------------      ------------      ------------
                                                          (UNAUDITED)                                 (UNAUDITED)
Revenue:
    Revenue from e-messaging
    solutions .....................     $    647,700      $  1,910,287      $  5,905,692      $  2,672,863      $  5,101,266
    Revenue from Internet
    payment system ................          695,866         1,450,598           863,226           472,594              --
                                        ------------      ------------      ------------      ------------      ------------
Total revenue .....................        1,343,566         3,360,885         6,768,918         3,145,457         5,101,266
                                        ------------      ------------      ------------      ------------      ------------
Cost of revenue:
    Cost of e-messaging
    solutions revenue .............          100,000           490,436         1,773,255           747,148         1,571,344
    Cost of revenue from
    Internet payment system .......          265,900           270,416            68,159            34,637              --
                                        ------------      ------------      ------------      ------------      ------------
Total cost of revenue .............          365,900           760,852         1,841,414           781,785         1,571,344
                                        ------------      ------------      ------------      ------------      ------------
Gross profit ......................          977,666         2,600,033         4,927,504         2,363,672         3,529,922
Operating expenses:
    Marketing and sales ...........        4,896,080         9,200,404         6,020,483         3,401,382         4,061,214
    Research, development
    and engineering ...............        6,007,161         9,754,296         7,550,817         4,663,299         2,479,134
    General and
    administrative ................        5,474,033         6,373,492         7,845,251         3,971,900         4,677,072
    Depreciation and
    amortization ..................       53,663,673        54,357,856        54,778,924        27,512,392        27,205,846
    Restructure charge ............             --                --           1,563,166           812,166         1,025,000
    Write-off of in-process
    technology ....................             --                --           1,300,000              --                --
                                        ------------      ------------      ------------      ------------      ------------
Total operating expenses ..........       70,040,947        79,686,048        79,058,641        40,361,139        39,448,266
                                        ------------      ------------      ------------      ------------      ------------
Net loss from operations ..........      (69,063,281)      (77,086,015)      (74,131,137)      (37,997,467)      (35,918,344)
Interest income (expense) .........          115,133           424,583           (19,982)         (149,437)           54,469
                                        ------------      ------------      ------------      ------------      ------------
Net loss ..........................      (68,948,148)      (76,661,432)      (74,151,119)      (38,146,904)      (35,863,875)
Dividends imputed on preferred
    stock .........................             --          (1,250,000)         (153,126)         (153,126)             --
                                        ------------      ------------      ------------      ------------      ------------
Net loss applicable to
    common shares .................      (68,948,148)      (77,911,432)      (74,304,245)      (38,300,030)      (35,863,875)
                                        ============      ============      ============      ============      ============
OTHER DATA:
EBITDA ............................      (15,399,608)      (22,728,159)      (19,352,213)      (10,485,075)       (8,712,498)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and the related notes included in our Report on Form 10-Q, filed with the SEC on August 4, 1999, and in our Report on Form 10-K, filed with the SEC on March 31, 1999, as well as the financial statements included as Exhibits to this Current Report on Form 8-K/A.

OVERVIEW

    We provide permission-based, comprehensive e-messaging solutions. E-messaging is our term to describe our suite of services that utilize the medium of e-mail to develop and foster permission-based relationships with our customers. Our suite of services and products, including Internet-based marketing, customer care, survey and information distribution solutions, enable businesses to use e-messaging as a strategic tool to increase sales, improve customer communication and develop long-term customer loyalty. Our e-messaging solutions, available either on an outsourced-subscription basis or using in-house, packaged software, allow businesses to establish and enhance two-way customer dialogue across the extended enterprise, from marketing to sales to customer service. Because e-messaging is permission-based, customers are more receptive to these communications and grow to rely on e-messaging as a dynamic channel for interacting with businesses. Moreover, our proprietary technology and expert staff of client services professionals allow us to track and review current and past e-messaging campaigns, providing valuable information that allows us to tailor and fine-tune our clients' e-messaging campaigns to optimize the effectiveness of future campaigns. Our clients cover a broad range of industry segments, including Internet/e-commerce, publishing, computer hardware/software and financial services. We currently provide e-messaging services to over 200 clients, including America Online, Inc., Apple Computer, Inc., CMP Group, Inc., E*Trade Securities, Inc., Microsoft Corporation and PeopleSoft, Inc., and have sold our e-messaging products to over 4,000 customers.

HISTORY AND RECENT ACQUISITIONS

    We commenced operations in 1994. From inception through 1998, our revenues principally derived from our Internet payment system and related services. In June 1998, we were recapitalized by SOFTBANK Corp. and affiliates through a series of transactions resulting in their acquisition of approximately 19.2 million shares of our common stock. In 1998, we made a strategic decision to focus exclusively on e-messaging and related services, leveraging the expertise of our key technical personnel and our existing proprietary technology from the Internet payment system, which was phased out. In December 1998, we changed our name from First Virtual Holdings Inc. to MessageMedia, Inc. in connection with our acquisitions of two e-messaging companies, Epub and Dbits. As a result of the acquisitions, Epub and Dbits became our wholly-owned subsidiaries. These acquisitions enabled us to expand our suite of e-messaging services. In August 1999, we acquired two additional e-messaging companies, Revnet Systems and Decisive Technology, to further broaden our comprehensive suite of e-messaging solutions and our customer base. All of these acquisitions were accounted for as purchase transactions. A summary of these acquisitions follows:

    o Epub. Epub, based in Boulder, Colorado, was a leading provider of outsourced e-mail message delivery services to businesses and organizations. On December 9, 1998, we acquired all of the common stock of Epub in exchange for 5,582,676 shares of our common stock and the assumption by us of options and warrants to acquire up to approximately 417,324 additional shares of our common stock. The purchase price was calculated to be approximately $20.8 million.

    o Dbits. Dbits, based in Chicago, Illinois, was a development stage company developing customer e-mail management systems and solutions. On December 11, 1998, we acquired all equity interests in Dbits in exchange for 1,350,000 shares of our common stock and warrants to purchase an additional 500,000 shares of our common stock. The purchase price was calculated to be approximately $5.6 million.

    o Revnet Systems. Revnet Systems, based in Huntsville, Alabama, was a leading developer and supplier of software solutions providing businesses and organizations with "in-house" e-mail message delivery capability and outsourced e-mail message deliver services. On August 9, 1999, we acquired all of the common stock of Revnet Systems in exchange for 3,262,120 shares of our common stock and the assumption by us of options to purchase up to approximately 681,675 additional shares of our common stock. The purchase price was calculated to be approximately $41.8 million.

    o Decisive Technology. Decisive Technology, based in Mountain View, California, was a leading provider of online customer intelligence solutions such as e-surveys. On August 16, 1999, we acquired all of the common stock of Decisive Technology in exchange for 2,054,498 shares of our common stock and the assumption by us of options and warrants to acquire up to approximately 466,818 additional shares of our common stock. The purchase price was calculated to be approximately $39.6 million.

SOURCES OF REVENUE AND REVENUE RECOGNITION

    E-MESSAGING SOLUTIONS

    We currently derive our revenue from outsourced e-messaging services and software products and related support services. Our outsourced e-messaging services include information distribution, e-mail marketing, e-customer care, e-commerce messaging and e-survey. Our software products provide e-messaging and e-survey capabilities for clients desiring an in-house solution. We sell our software products on-line and through our direct sales force and distributor network.

    o Outsourced e-messaging services. Revenue from information distribution, e-mail marketing, e-customer care and e-commerce messaging is recognized as earned in accordance with individual customer contracts, which typically provide for monthly minimums and varying revenue on a per message basis, depending upon monthly message volumes and message complexity. We recognize revenue from e-survey service agreements on a percentage-of-completion basis and typically bill customers as services are provided. Accordingly, revenue recognized in advance of billing milestones is recorded as unbilled accounts receivable, and collections resulting from billing milestones achieved in advance of recognizing revenue are recorded as deferred revenue on the balance sheet.

    o Software products and support services. We recognize revenue at the time of shipment of the related software products net of a provision for estimated future returns and exchanges. Typically, no significant post shipment obligations exist after the software sale. A substantial number of our customers that purchase our software products also enter into annual support and maintenance contracts. Revenue attributable to annual support and maintenance contracts is recognized ratably over the term of the respective agreement.

    INTERNET PAYMENT SYSTEM

    In connection with our strategic decision to focus exclusively on e-messaging solutions, in 1998 we phased out our Internet payment system and related services. Revenue related to the Internet payment system, including consumer and merchant registrations, transaction, marketing and merchandising revenue, consulting fees and interactive advertising development, are separately reported as "Internet payment system" revenue. We currently do not generate any Internet payment system revenue. Revenue from registration fees and the related direct costs of processing such registrations was recognized over a 12 month period. Transaction and marketing revenue was recognized when earned.

COSTS AND EXPENSES

    Cost of e-messaging solutions revenue. The cost of e-messaging solutions revenue consists of salaries, benefits, consulting fees and operational costs related to providing our outsourced e-messaging services and software packaging and distribution costs.

    Cost of revenues from Internet payment system. The cost of Internet payment system revenue consists of fees paid to third parties for processing transactions, costs of setting up new accounts and communication expenses related to providing services from our Internet payment system.

    Marketing and sales expenses. Marketing and sales expenses include salaries and wages, consulting fees, advertising, trade shows, travel and other marketing expenses.

    Research, development and engineering expenses. Research, development and engineering expenses include salaries and wages and consulting fees to support the development, enhancement and maintenance of our products and services.

    General and administrative expenses. General and administrative expenses consist primarily of salaries and wages, professional, legal and consulting fees and other expenses associated with general management and administration.

RESULTS OF OPERATIONS FOR SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

    E-messaging solutions revenue. For the six months ended June 30, 1999, revenue from e-messaging solutions increased to approximately $2.0 million from a negligible amount for the six months ended June 30, 1998. This increase resulted from our change in business strategy to focus exclusively on e-messaging solutions, our acquisition of Epub in December 1998 and the integration of Epub's customer base and e-messaging services platform with ours. In addition, we expanded our service offerings to include e-marketing, e-customer care and e-commerce messaging. The e-messaging service revenue earned for the six months ended June 30, 1998 was earned while we completed final testing of the e-messaging services before its official release in July 1998.

    Internet payment system revenue. For the six months ended June 30, 1999, no revenue from our Internet payment system was generated due to our strategic decision to focus exclusively on e-messaging solutions and phase out our Internet payment system.

    Cost of e-messaging solutions revenue. For the six months ended June 30, 1999, the cost of e-messaging solutions revenue increased from a negligible amount to $380,803 due to our strategic decision to focus exclusively on e-messaging solutions and phase out our Internet payment system. Additionally, we incurred no cost of Internet payment system revenue.

    Marketing and sales expenses. For the six months ended June 30, 1999, marketing and sales expenses increased approximately $1.1 million, or 91%, to $2.3 million, from $1.2 million for the six months ended June 30, 1998. This increase resulted primarily from additions in our sales, client services and marketing staff related to the increased promotion of our e-messaging services.

    Research, development and engineering expenses. For the six months ended June 30, 1999, research, development and engineering expenses decreased approximately $1.1 million, or 38%, to $1.8 million, from $2.9 million for the six months ended June 30, 1998. This decrease resulted primarily from a reduction in our development staff and consultants due to our decision to phase out our Internet payment system and focus exclusively on e-messaging solutions. Research, development and engineering expenses are expected to increase in future periods as we expand and enhance our suite of e-messaging services and products.

    General and administrative expenses. For the six months ended June 30, 1999, general and administrative expenses increased approximately $800,000, or 34%, to $3.0 million, from $2.2 million for the six months ended June 30, 1998. This increase resulted primarily from approximately $300,000 of expenses associated with additional headcount, including the hiring of several members of our senior management team, increased legal expenses of approximately $300,000 incurred for patent litigation and a general increase in spending to support our relocation to Boulder, Colorado.

    Restructuring charge. Restructuring expense was $1,025,000 and $812,166 for the six months ended June 30, 1999 and 1998, respectively.

    For the six months ended June 30, 1999, the restructuring charge of $1,025,000 related to our decision to relocate our corporate headquarters from San Diego, California to a new facility in Boulder, Colorado. Additionally, restructuring costs for the six months ended June 30, 1999 include the merger integration and restructuring activities of MessageMedia, Epub and Dbits, which included the elimination of jobs.

    For the six months ended June 30, 1998, the restructuring charge of $812,166 related to our decision to phase out our Internet payment system. Expenses included severance costs related to a reduction in staff and consultants, and other expenses related to shutting down our Internet payment system.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED DECEMBER 31, 1997

    E-messaging solutions revenue. We introduced our new e-messaging services in July 1998. For the year ended December 31, 1998, e-messaging solutions revenue was $424,564. We had no e-messaging solutions revenue for the year ended December 31, 1997.

    Internet payment system revenue. Internet payment system revenue decreased approximately $600,000, or 41%, to $863,226, from $1.5 million for the year ended December 31, 1997. The decrease resulted from our decision to focus exclusively on e-messaging solutions and phase out our Internet payment system.

    Cost of e-messaging solutions revenue. For the year ended December 31, 1998, the cost of e-messaging solutions revenue was $29,394.

    Cost of Internet payment system revenue. For the year ended December 31, 1998, the cost of Internet payment system revenue decreased approximately $200,000, or 75%, to $68,159, from $270,416 for the year ended December 31,
1997. The decrease resulted from our decision to focus exclusively on e-messaging solutions.

    Marketing and sales expenses. For the year ended December 31, 1998, marketing and sales expenses decreased approximately $3.5 million, or 64%, to $1.9 million, from $5.4 million for the year ended December 31, 1997. This decrease primarily resulted from the reduction in marketing staff, consulting fees and promotional expenses due to the elimination of Internet payment system sales efforts. Marketing and sales expenses are expected to increase in the future as we continue to promote our e-messaging services and products.

    Research, development and engineering expenses. For the year ended December 31, 1998, research, development and engineering expenses decreased approximately $1.9 million, or 28%, to $4.8 million, from $6.7 million for the year ended December 31, 1997. This decrease primarily resulted from the reduction in our research, development and engineering staff and the elimination of development consultants associated with the Internet payment system. Research, development and engineering expenses are expected to increase in future periods as we expand and enhance our suite of e-messaging services and products.

    General and administrative expenses. For the year ended December 31, 1998, general and administrative expenses decreased approximately $600,000, or 13%, to $3.8 million, from $4.4 million for the year ended December 31, 1997. This decrease primarily resulted from the reduction in our general and administrative staff and a decrease in promotional expenses resulting from reducing public relations and investor relations activities, offset in part by an increase in legal expenses of approximately $300,000 related to patent litigation.

    Write-off of in process research and development. In connection with our $20.8 million acquisition of Epub in December 1998, we wrote-off $1.3 million of in-process technology. This write-off was necessary because the acquired technology had not yet reached technological feasibility and had no future alternative uses. We used the acquired in-process technology to build future functionality into our e-messaging platform and enhance our suite of e-messaging services.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996

    Internet payment system revenue. For the year ended December 31, 1997, Internet payment system revenue increased approximately $800,000, or 109%, to $1.5 million, from $695,866 for the year ended December 31, 1996. This increase primarily resulted from bulk sales of consumer and merchant registrations for the Internet payment system. We had no e-messaging solutions revenue for the years ended December 31, 1997 or 1996.

    Cost of Internet payment system revenue. For the year ended December 31, 1997, the cost of Internet payment system revenue remained relatively constant at $270,416 compared to $265,900 for the year ended December 31, 1996.

    Marketing and sales expenses. For the year ended December 31, 1997, marketing and sales expenses increased approximately $3.6 million, or 195%, to $5.4 million, from $1.8 million for the year ended December 31, 1996. This increase primarily resulted from increased headcount and increased advertising and promotional expenses related to the Internet payment system.

    Research, development and engineering expenses. For the year ended December 31, 1997, research, development and engineering expenses increased approximately $2.0 million, or 44%, to $6.7 million, from $4.7 million for the year ended December 31, 1996. This increase primarily resulted from increased headcount and the expansion of our research, development and engineering activities in San Diego, California, which included the establishment of a second data processing center.

    General and administrative expenses. For the year ended December 31, 1997, general and administrative expenses increased approximately $200,000, or 3%, to $4.4 million, from $4.2 million for the year ended December 31, 1996. This increase primarily resulted from increased headcount and public and investor relations activities, offset by a $1.0 million, one-time charge incurred for the year ended December 31, 1996 relating to a payment to Paymentech Merchant Services, Inc. in consideration for the waiver of certain exclusive processing rights.

PRO FORMA COMBINED RESULTS OF OPERATIONS

    The following discussion is based on our Pro Forma Combined Results of Operations data included elsewhere in Appendix A to this Current Report on Form 8-K/A, which reflect the combined operations of MessageMedia, Epub, Dbits, Revnet Systems and Decisive Technology as if they had been combined on January 1, 1996. This discussion is not based on the pro forma financial information included in Exhibit 99.5

    Pro forma revenue. Pro forma e-messaging solutions revenue increased significantly for the six months ended June 30, 1999 compared with the six months ended June 30, 1998, and for the year ended December 31, 1998 compared with the year ended December 31, 1997. This increase reflects our strategic decision to focus exclusively on e-messaging solutions and the expansion of our service offerings to include e-marketing, e-customer care and e-commerce messaging.

    All of the pro forma e-messaging services revenue in 1996 was generated by Decisive Technology. Decisive Technology experienced significant growth, with revenue increasing from $600,000 in 1996 to $1.5 million in 1997, due primarily to an increase in sales of its software survey products. Decisive Technology realized a $1.6 million increase in revenue in 1998 from 1997 due to increased e-survey services revenue.

    Revnet Systems and Epub made commercial introductions of their e-messaging services in 1997. Consequently, 1998 was the first full year of commercial revenues for Revnet Systems and Epub, which had 1998 revenue of $1.1 million and $1.2 million, respectively. MessageMedia introduced its e-messaging services in 1998 resulting in e-messaging solutions revenue of $425,000. Following the December 1998 Epub acquisition, our strategic decision to focus exclusively on e-messaging solutions and the expansion of our service offerings to include e-marketing, e-customer care and e-commerce messaging, MessageMedia's e-messaging revenues for the six months ended June 30, 1999 increased to $2.1 million.

    In 1998, in connection with our decision to focus exclusively on e-messaging, we phased out our Internet payment system and related services.

    Pro forma cost of revenue. Pro forma cost of e-messaging solutions revenue as a percentage of the related revenue increased to 31% for the six months ended June 30, 1999 compared to 30% for the year ended December 31, 1998 and 26% for the year ended December 31, 1997. This increase in pro forma e-messaging cost of revenue is attributable to a change in product mix, as a larger percentage of overall e-messaging solutions revenue was derived from outsourced e-messaging and e-survey revenue, as compared to software revenue. Gross margins may continue to decrease in the near-term as we continue to increase headcount and infrastructure related to the expansion of our customer service operations.

    Pro forma marketing and sales expenses. For the six months ended June 30, 1999, pro forma marketing and sales expenses increased approximately $700,000 compared with the six months ended June 30, 1998. This increase primarily resulted from a larger sales and marketing staff and additional travel expenses related to sales efforts at Epub and MessageMedia in connection with the e-messaging services initiative, and increased sales and marketing expenses of Revnet Systems. These increases were partially offset by a decrease in Decisive Technology's sales and marketing expenses following the July 1998 restructuring of activities which resulted in a substantial staff reduction. Pro forma marketing and sales expenses decreased approximately $3.2 million in 1998 compared to 1997, primarily due to a $3.5 million decrease in marketing and sales expenses at MessageMedia in connection with the decision to phase out the Internet payment system.

    Pro forma research, development and engineering expenses. Pro forma research, development and engineering expenses decreased both for the six months ended June 30, 1999 compared with the six months ended June 30, 1998, and for the year ended December 31, 1998 compared with the year ended December 31, 1997. These decreases resulted from our decision to phase out the Internet payment system in 1998. Decisive Technology also experienced a decrease in research and development expenses from 1997 to 1998 in connection with changing the emphasis of its survey services from a software product to an e-survey service. Research, development and engineering expenses are expected to increase in the future as we expand and enhance our suite of e-messaging services and products.

    Restructure charge. In addition to the restructuring charges incurred by MessageMedia in its historical financial statements for the year ended December 31, 1998 and the six months ended June 30, 1999, the pro forma combined results of operations reflect a $751,000 restructuring charge incurred by Decisive Technology in 1998, resulting from its decision to cease the development and promotion of its DecisionSource software products.

PRO FORMA COMBINED QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain pro forma combined statement of operations data for the periods indicated, assuming that our acquisitions of Epub, Dbits, Revnet Systems and Decisive Technology occurred on January 1, 1996, for the six quarters ended June 30, 1999. The unaudited quarterly information has been prepared on the same basis as our audited financial statements and includes all adjustments, consisting only of normal recurring accruals, that management considers necessary for a fair presentation of such information. Operating results for any quarter are not necessarily indicative of results for any future period.

    In connection with our strategic decision to focus on e-messaging solutions in 1998, we phased out our Internet payment system and related services. The pro forma data presented below distinguishes between revenue and cost of revenue from e-messaging solutions and revenue and cost of revenue from our Internet payment system which was phased out. We consider this segregation between e-messaging solutions and our Internet payment system helpful in understanding our pro forma results of operations for the periods presented.

    EBITDA is defined as operating income (loss) before interest, taxes, depreciation and amortization. The primary measure of operating performance is net earnings (loss). Although EBITDA is a measure commonly used in our industry, it should not be construed as an alternative to net earnings (loss), determined in accordance with GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities, determined in accordance with GAAP. EBITDA may not be calculated in the same way as reported in similarly titled captions by other companies.



                                                                         THREE MONTHS ENDED
                                   -------------------------------------------------------------------------------------------
                                    MARCH 31,        JUNE 30,        SEPT 30,        DEC 31,        MARCH 31,      JUNE 30,
                                       1998            1998            1998           1998             1999          1999
                                   ------------    ------------    ------------    ------------    ------------   ------------
Revenue:
    Revenue from e-messaging
    solutions ................     $  1,139,682    $  1,533,181    $  1,424,324    $  1,808,505    $  2,181,816   $  2,919,450

    Revenue from Internet
    payment system ...........          280,669         191,925         290,632         100,000            --             --
                                   ------------    ------------    ------------    ------------    ------------   ------------
Total revenue ................        1,420,351       1,725,106       1,714,956       1,908,505       2,181,816      2,919,450
                                   ------------    ------------    ------------    ------------    ------------   ------------
Cost of revenue:
    Cost of e-messaging
    solutions revenue ........          333,224         413,924         481,153         544,954         631,627        939,717
    Cost of revenue from
    Internet payment system ..           18,600          16,037           3,522          30,000            --             --
                                   ------------    ------------    ------------    ------------    ------------   ------------

Total cost of revenue ........          351,824         429,961         484,675         574,954         631,627        939,717
                                   ------------    ------------    ------------    ------------    ------------   ------------
Gross profit .................        1,068,527       1,295,145       1,230,281       1,333,551       1,550,189      1,979,733
Operating expenses:
    Marketing and sales ......        1,765,826       1,635,556       1,252,675       1,366,426       1,794,717      2,266,497
    Research, development and
    engineering ..............        2,407,152       2,256,147       1,587,641       1,299,877       1,187,431      1,291,703

    General and administrative        1,794,701       2,177,199       1,804,218       2,069,133       2,106,246      2,570,826
    Depreciation and
    amortization .............       13,723,465      13,788,926      13,646,960      13,619,572      13,603,111     13,602,734
    Restructuring charge .....             --           812,166         751,000            --         1,025,000           --
    Write-off of in-process
    technology ...............             --              --              --         1,300,000            --             --
                                   ------------    ------------    ------------    ------------    ------------   ------------
Total operating expenses .....       19,691,144      20,669,994      19,042,494      19,655,008      19,716,505     19,731,760
Net loss from operations .....      (18,622,617)    (19,374,849)    (17,812,213)    (18,321,457)    (18,166,316)   (17,752,027)
Interest income (expense) ....         (127,506)        (21,931)         82,146          47,309             204         54,265
                                   ------------    ------------    ------------    ------------    ------------   ------------
Net loss .....................      (18,750,123)    (19,396,780)    (17,730,067)    (18,274,148)    (18,166,112)   (17,697,762)
Dividends imputed on preferred
    stock ....................          (87,502)        (65,624)           --              --              --             --
                                   ------------    ------------    ------------    ------------    ------------   ------------
Net loss applicable to common
    shares ...................      (18,837,625)    (19,462,404)    (17,730,067)    (18,274,148)    (18,166,112)   (17,697,762)
                                   ============    ============    ============    ============    ============   ============
OTHER DATA:
EBITDA .......................       (4,899,152)     (5,585,923)     (4,165,253)     (4,701,885)     (4,563,205)    (4,149,293)

    Revenues increased substantially during the quarter ended June 30, 1999 due to a significant increase in e-messaging revenue from MessageMedia resulting from a broadening of our customer base and expansion of our service offerings to include e-marketing, e-customer care and e-commerce messaging. Research and development expenses decreased for the quarter ended September 30, 1999 as a result of a reduction in research and development employees and consultants following our strategic decision to focus exclusively on e-messaging solutions and phase out our Internet payment system. Research and development expenses are expected to increase in the future as we expand and enhance our suite of e-messaging services and products.

    We expect to experience significant fluctuations in our future quarterly operating results. These fluctuations will be due to several factors, many of which are beyond our control, including:

    o    market response to our e-messaging services;

    o difficulties encountered in the development or deployment of products or services;

    o difficulties encountered in acquiring and/or merging with other companies or technologies;

    o the degree of acceptance of the Internet as a marketing and customer service medium;

    o the timing and effectiveness of collaborative marketing efforts initiated by our strategic partners;

    o the timing of the introduction of new products and services offered by us;

    o    the timing of the release of enhancements to our products and services;

    o product introductions and service offerings by our competitors, and other competitive conditions in our marketplace;

    o    the mix of the products and services provided by us;

    o the timing and rate at which we increase our expenses to support projected growth; and

    o    the cost of compliance with applicable government regulations.

    In addition, the revenue earned by us for our solutions are subject to change as we introduce new e-messaging services and products and assess our marketing strategy and competitive position.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our operations primarily from the net proceeds of our initial public offering and subsequent sales of our preferred and common stock. In December 1996, we received approximately $15.0 million in net proceeds upon the closing of our initial public offering of 2.0 million shares of our common stock. In October 1997, we received approximately $4.9 million in net proceeds upon completion of a private placement of 1,000 shares of our preferred stock and warrants to purchase 850,000 shares of our common stock. In June 1998, we received net proceeds of approximately $6.6 million from the sale of approximately 10.6 million shares of our common stock to SOFTBANK and affiliates. In March 1999, we received approximately $10.0 million in net proceeds from an additional sale of approximately 2.4 million shares of our common stock to Pequot Capital Management, Inc. and affiliates. In connection with our acquisition of Revnet Systems on August 9, 1999, we acquired approximately $1.7 million in cash and cash equivalents.

    During the six months ended June 30, 1999, our cash and cash equivalents increased by approximately $5.5 million to $10.1 million. This change occurred as we raised approximately $12.8 million in proceeds from the sale of common stock, net of issuance costs, and used $6.5 million in cash to fund operating activities. We experienced a net increase of $15.0 million and net decreases of $10.8 million and $1.7 million in cash and cash equivalents during the years ended December 31, 1996, 1997 and 1998, respectively. Cash utilized by operating activities was $7.4 million, $15.1 million and $11.1 million during the years ended December 31, 1996, 1997 and 1998, respectively. The cash utilized in each of those periods primarily was for funding our net operating losses and working capital requirements.

    We will need to raise additional funds through the public or private sale of our equity securities or debt securities or from other sources before the end of 1999. The timing and amount of our capital requirements will depend on a number of factors, including demand for our products and services, the need to develop new or enhanced products and services and competitive pressures. Additionally, we expect that we will acquire or invest in businesses, products, services and technologies that complement or augment our service offerings and customer base. We expect that we will pay for some of our acquisitions by issuing additional common stock and this could dilute our stockholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be diluted and such securities may have rights, preferences or privileges senior to those of the holders of our common stock. There can be no assurance that additional financing will be available when needed or that, if available, will include terms favorable to us or our stockholders. If adequate funds are not available on acceptable terms, we may be unable to develop or enhance our products or services, take advantage of market opportunities or respond to competition.

    Capital expenditures have primarily been for facilities, furniture and capital equipment necessary to support the expansion of our operations and information systems. Capital expenditures were approximately $323,000 and $263,000 for the six months ended June 30, 1999 and 1998, respectively, and $436,000, $930,000 and $2.1 million for the years ended December 31, 1998, 1997 and 1996, respectively.

YEAR 2000 COMPLIANCE

    Many computer systems and software products are coded to accept only two-digit entries in date year fields. Beginning in the year 2000, these date year fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than four months, computer systems and/or software used by many companies may need to be upgraded to comply with "year 2000" requirements. Since we just recently developed the software for our e-messaging platform and are adding new enhancements and functionality regularly, we believe that our e-messaging platform is year 2000 compliant. There can be no assurance, however, that coding errors or other defects will not be discovered in the future as more testing is completed or new functionality added. We currently are undertaking a systematic effort to identify any year 2000 compliance problems in all of the components of our e-messaging platform. We believe that compliance testing will require approximately 150-200 hours and intend to complete compliance testing and remediation efforts on or before October 31, 1999. To date, we have incurred minimal expenses related to year 2000 compliance. However, we expect to incur approximately $100,000 to $200,000 of expenses over the next several months related to year 2000 compliance. We currently are developing contingency plans to take effect in the event we do not complete any necessary remediation efforts and to assist clients and customers in the event we experience unexpected year 2000-related problems.

    We rely on a number of software and communications systems provided by third parties to operate our e-messaging platform. Any of these could contain code which is not year 2000 compliant. These systems include server software used to operate the network servers, software controlling routers, switches and other components of the data network, disk management software used to control the data disk arrays, firewall, security, monitoring and back-up software used by us, as well as desktop PC applications software. In each case, we employ widely available software applications from leading third party vendors, and expect that such vendors will provide any required upgrades or modifications in a timely fashion. However, if any third party software or communication systems suppliers fail to provide year 2000 compliant versions of the software or system components we rely upon, our operations, including our e-messaging platform, could be disrupted. We have contacted each of our key suppliers to validate their efforts to ensure that their software products and communication systems are year 2000 compliant and will continue to monitor their efforts throughout the course of this process.

    Year 2000 compliance problems also could undermine the general infrastructure necessary to support our operations. For instance, we depend on ISPs to provide connections to the Internet and to customer information systems. Any interruption of service from ISPs could result in a temporary interruption of our e-messaging and other services. We have attempted to address this risk by obtaining the same service capacity from multiple ISPs. In addition, we rely on two third-party data centers to house some servers and communications systems. Any interruption in the security, access, monitoring or power systems at the third-party data centers could result in an interruption of services. Moreover, it is difficult to predict what effects year 2000 compliance problems will have on the integrity and stability of the Internet. If businesses and consumers are not able to reliably access the Internet, or if the ISPs on which we rely fail to provide us with uninterrupted service, our reputation could be harmed and the demand for our services could decline, resulting in an adverse impact to our business, financial condition and results of operations.

    With respect to any particular customer, our ability to provide services to that customer could be adversely affected if that customer fails to ensure that its software systems are year 2000 compliant. Disruptions in the information systems of significant customers could temporarily prevent such customers from accessing or using our e-messaging platform, which could materially affect our operating results. Our e-messaging platform is designed to interface with customer databases and communications systems to retrieve relevant information from customers' electronic commerce systems or customer databases and to allow customers to independently control certain features of the service, including the content of transmitted messages. We cannot assess or control the degree of year 2000 compliance in our customers' information systems. To address the risk of disruptions in customer information systems, we designed our e-messaging platform to include redundant manual control features which can be used by such customers. Nevertheless, certain customers may elect to discontinue use of the e-messaging services until their internal information technology problems have been alleviated, which would adversely affect our business, financial condition and results of operations. The spending patterns of current or potential customers may be affected by year 2000 issues as companies expend significant resources to correct or update their systems for year 2000 compliance. Because of these expenditures, our customers may have less money available to pay for our services, which could have a material adverse affect on our business, financial condition and results of operations.

                                    BUSINESS

COMPANY OVERVIEW

    We are a leading provider of an integrated, comprehensive set of permission-based e-messaging solutions. E-messaging is our term to describe our suite of services that utilizes the medium of e-mail to develop and foster permission-based relationships with our customers. Our e-messaging solutions, available either on an outsourced-subscription basis or as in-house packaged software, enable businesses to use e-messaging as a strategic tool to increase sales, improve customer communication and develop long-term customer loyalty. Specifically, our suite of services and products, including Internet-based marketing, customer care, survey and information distribution solutions, allows businesses to establish and enhance two-way customer dialogue across multiple functions within the business enterprise, from marketing to sales to customer service. By leveraging the cost-effective reach, flexibility and widespread acceptance of e-mail, our solutions enable businesses to create, deliver and continually refine targeted, permission-based e-messaging campaigns. Our expert staff of client service professionals assists our clients in building their businesses through the strategic implementation and use of our suite of service applications.

    Our clients cover a broad range of industry segments, including Internet/e-commerce, publishing, computer hardware/software and financial services. We currently provide e-messaging services to over 200 clients, including America Online, Inc., Apple Computer, Inc., CMP Group, Inc., E*Trade Securities, Inc., Microsoft Corporation and PeopleSoft, Inc. In addition, we have sold our e-messaging products to over 4,000 customers.

INDUSTRY BACKGROUND

    CHANGING BUSINESS ENVIRONMENT AND NEED TO FOSTER CUSTOMER RELATIONSHIPS

    The dramatic growth of the Internet and the proliferation of e-mail has changed the way businesses and customers interact. Prior to the advent of e-mail, businesses relied primarily on in-person interaction and physical proximity to the customer as well as techniques such as direct mail and telemarketing to foster customer relationships. Such methods, however, vary in their degree of effectiveness and often are characterized by high costs and slow response times. In the online environment, competitors are only a mouse click away, increasing the need to quickly and cost-effectively build and strengthen customer relationships.

    As a result, online businesses increasingly are in need of strategic applications that enable them to expand their customer base, foster customer loyalty and provide personalized, one-to-one communication. Providing a high quality service online is challenging due to the rapidly evolving nature of the Internet, shifts in customer demand and customers' sensitivity to uninvited business solicitation. To date, many attempts to leverage the Internet and e-mail as a business-to-customer communication medium have faltered because of the widespread use of blanketed, uninvited e-mail, or SPAM, which many customers view as invasive. In the Internet world, unsatisfied customers not only can effortlessly turn to a competitor, but can easily turn the Internet into their personal soapbox to criticize the company.

    PERMISSION-BASED E-MAIL CAN BE A HIGHLY STRATEGIC TOOL FOR ONLINE BUSINESS

    In contrast, permission-based, or "opt-in", e-mail is a highly reliable, cost-effective and timely way for businesses to create a personal, two-way dialogue with their customers. Forrester Research predicts that outsourced e-mail messages will grow from three billion in 1998 to 250 billion in 2002. While most e-mails sent today are simple in nature, the complexity and functionality of e-mail is changing dramatically. For example, e-mail can be used for a variety of highly strategic functions such as marketing, customer service and transaction confirmations. E-mail functions can also be quickly customized or adapted to allow businesses to target and shape their communications to meet the rapidly changing needs of their customers. As businesses and consumers grow more comfortable with conducting commerce over the Internet, e-mail volume associated with business communication and e-commerce is expected to grow even more quickly. The Gartner Group estimates that by 2001 businesses will receive 25% of all customer contacts and inquiries via e-mail and web-based forms. Furthermore, Forrester Research predicts that by the end of 2001 the typical online consumer will participate in eight to ten commerce-related exchanges via e-mail per week. As e-mail grows in popularity, businesses will face the pressing challenge of using e-mail as a strategic tool for building customer relationships and responding to large volumes of inbound e-mail communications.

    EMERGENCE OF E-MESSAGING

    E-messaging is our term to describe our suite of services that utilize the medium of e-mail to develop and foster permission-based relationships with customers. We believe customers are far more receptive to business' communications using our "opt-in" driven approach, forming the foundation for longer lasting and valuable customer relationships. E-messaging has numerous strategic applications. For example, it may be used as a strategic marketing tool whereby highly personalized and targeted messages can be sent to customers informing them of a special promotion or sale. The functionality of e-messaging also extends easily to a variety of other functions across the business enterprise, from gathering key customer feedback in e-mail based surveys to serving as a platform to provide customer service to distributing newsletters to sending notification and confirmation of e-commerce transactions. Moreover, businesses utilizing e-messaging are able to capture all the data generated via these range of electronic communications, which provides a wealth of information to better understand client needs and preferences for future interactions.

    COMPLEXITY OF E-MESSAGING AND TREND TOWARDS COMPREHENSIVE OUTSOURCED
SERVICES

    To create strong and effective e-messaging programs, businesses will need a broad range of technology and strategic expertise to adapt and implement effective solutions in today's rapidly changing business and regulatory environment. We believe this will lead to an increase in the outsourcing of e-messaging applications. Forrester Research predicts that outsourced e-mail messages will grow from three billion in 1998 to 250 billion in 2002. In order to effectively leverage e-messaging as a key competitive tool, businesses must not only be able to gather information about customer preferences and needs, but employ systems that are robust enough to seamlessly and quickly respond to such data. The implementation of effective e-messaging systems requires substantial hardware, software, technical and administrative resources. As e-mail grows in volume and sophistication, the resources and expertise required to cost-effectively implement, enhance and scale e-messaging applications increase exponentially. Moreover, on a strategic front, the proliferation of blanketed and uninvited e-mail has spurred a wave of legislative and industry-group action to regulate the use of commercial, non-permissive e-mail, which complicates the use of e-mail for commercial purposes. Because of the complexities of these strategic and technical problems and the need to deploy a solution quickly and cost-effectively, businesses increasingly seek to outsource their e-messaging services to "one-stop" outsourced providers.

MESSAGEMEDIA SOLUTION

    We are a leading provider of permission-based, comprehensive e-messaging solutions. Our suite of services and products, including Internet-based marketing, customer care, survey and information distribution solutions, enable businesses to use e-messaging as a strategic tool to increase sales, improve customer communication and develop long-term customer loyalty. Because e-messaging is permission-based, customers are far more receptive to these communications and grow to rely on e-messaging as a dynamic channel for interacting with businesses. We deliver a comprehensive suite of service applications that are available either on an outsourced-subscription basis or as packaged software for in-house use. Key benefits of our e-messaging solution include:

    o Comprehensive Suite of E-Messaging Services - We provide a comprehensive set of e-messaging solutions for businesses that seek to increase sales, improve customer communication and develop long-term customer loyalty. Our solutions are designed to meet the objectives of businesses whether they require a comprehensive marketing and customer service solution or a single e-messaging application. We strive to be the leading provider of value-added e-messaging solutions and continually enhance our service offerings through in-house development efforts and strategic acquisitions.

    o Targeted, Permission-Based Customer Dialogue - We provide businesses with effective ways to communicate with their customers. Our solutions allow businesses to utilize permission-based e-messaging to create an immediate two-way dialogue with their customers. Because e-messaging is invited and customized, unlike traditional unsolicited e-mail marketing campaigns, we deliver a highly effective range of solutions for our clients.

    o Adaptive Solutions - We provide a dynamic and adaptive approach to e-messaging that is the product of our industry experience and established best practices. Our database-driven learning systems are seamlessly integrated with each of our applications and services allowing our clients, in conjunction with our expert client services team, to customize solutions for individual customers and continually refine their e-messaging campaigns to reflect real-time customer behavior and preferences. Our proprietary database technology and our professional client services staff work together to develop action-oriented data that provides critical information on the effectiveness of past e-messaging campaigns, which is the cornerstone for creating and implementing more successful future e-messaging campaigns.

    o Cost-Effective and Rapidly Deployable Outsourced Solution - Our services allow businesses to focus on their core competencies and reduce costs by eliminating the need to lease, buy or continually upgrade existing software or maintain dedicated personnel to administer an in-house solution. Our services enable our clients to effectively compete in the rapidly evolving online marketplace by quickly supplying them with the platform and expertise to integrate e-messaging applications across the business enterprise.

    o Scalable Technology Platform - Our e-messaging platform is based on a highly scalable messaging architecture that allows clients to manage large volumes of simple or complex customer communications. We have designed our solution using open standards to allow for the integration of additional service offerings developed by our in-house research and development efforts or obtained through strategic acquisitions.

THE MESSAGEMEDIA STRATEGY

    Our goal is to become the leading end-to-end outsourced provider of e-messaging solutions for businesses that seek to enhance their customer relationships online. In order to achieve our strategic objectives, we intend to do the following:

    EXPAND CUSTOMER BASE AND DEEPEN CURRENT RELATIONSHIPS

    We intend to significantly expand our sales and marketing activities while focusing on the top one-hundred potential clients in our target markets. As a result, we plan to hire additional seasoned sales professionals with specific expertise and contacts within our focused markets. Additionally, we intend to deepen our relationships with our current "blue chip" clients through the sale of additional value-added services and e-messaging applications. Moreover, we plan to further penetrate the market by expanding our indirect sales channels by teaming with leading distributors and marketing partners.

    BROADEN OUR INDUSTRY LEADING SERVICE OFFERINGS

    To maintain our leadership position, we intend to continually enhance our e-messaging capabilities. We plan to develop additional value-added services, internally or through acquisitions, that extend our relationships with current clients, attract new clients and allow us to further differentiate us as a leading comprehensive provider of e-messaging solutions.

    EXTEND OUR BRAND AND SET THE INDUSTRY STANDARD FOR PERMISSION-BASED E-MESSAGING

    We intend to further establish our brand name recognition to businesses that are building an online presence through aggressive public relations, mass market advertising, industry events, website and Internet promotion and targeted industry marketing. Additionally, we believe that taking a leadership position in promoting industry standards for permission-based e-messaging will enhance our brand recognition and solidify our industry-leading position.

    PURSUE STRATEGIC ACQUISITIONS

    We plan to strategically target companies in our market that will enable us to (i) broaden our product and service offerings, (ii) expand our technology platform, (iii) expand our client base or (iv) facilitate entry into new geographic markets. For example, in August 1999, we acquired Revnet Systems and Decisive Technology, significantly expanding our client base, as well as our product and service offerings.

    DEVELOP INTERNATIONAL PRESENCE

    We believe there is a substantial opportunity for outsourced e-messaging services in non-U.S. markets. To gain market presence and market share overseas, we plan to develop international sales and distribution capabilities and strategic relationships in key markets. Initially, we intend to focus our international expansion in Europe.

    LEVERAGE OUR STRATEGIC RELATIONSHIP WITH SOFTBANK

    In June 1998, we were recapitalized by SOFTBANK and affiliates, a leading investor in the Internet sector, having made more than 100 investments in Internet companies. Some of its investments include E-Loan, Inc., E*Trade Securities, Inc., Interliant, Inc., Net2Phone, Inc., Yahoo!, Inc. and Ziff Davis. We intend to leverage our strategic relationship with SOFTBANK through introductions to companies within the SOFTBANK family of investments and to capitalize on the expertise and advice of its partners with respect to building e-businesses.

OUR SUITE OF OUTSOURCED SOLUTIONS AND SOFTWARE PRODUCTS

    We offer a comprehensive suite of e-messaging solutions to businesses. Our products are built on a scalable, web-based architecture designed to meet the growth in Internet-based communications. Our products also utilize standards-based technologies which facilitate integration with existing customer applications.

    OUTSOURCED SERVICES

    We deliver e-messaging solutions on an outsourced service basis, whereby our applications are managed by our professional staff for a monthly service fee. Even though our applications are designed to work closely with one another as an integrated solution, some clients may choose to subscribe to our applications individually. Average revenue per client ranges from $5,000 to $90,000 per month depending on application complexity and volume. Our solution set includes the following applications: e-information distribution, e-message marketing, e-customer care, e-commerce messaging and e-survey.

E-Information       E-Message        E-Customer   E-Commerce   E-Survey
Distribution        Marketing        Care         Messaging


                                DATABASE SERVICES


                           IN-BOUND MESSAGING SERVICES


                           OUTBOUND MESSAGING SERVICES

    These solutions implement the following core competencies:

o Outbound Messaging Services. We manage all logistics of e-messaging delivery, from time-scheduled outbound message distribution to highly interactive and event-driven communications, such as e-commerce transaction confirmation. E-messages, with personalized content, can carefully be targeted to segments of our clients' e-mailing list. Our technology also will determine which format the e-mail reader uses in order to maximize the visual impact of the sender's message. We provide reliable, large-scale delivery of messages, personalized and customized to each of our clients' customers, as well as sophisticated error-handling, or "bounce," processing to ensure a clean and current customer e-messaging list.

o Inbound Messaging Services. We manage all logistics of e-mail response processing from our clients' customers, including response validation, response tracking, performance of client defined actions and automated database updates. Our response-handling capabilities enable our clients to engage in interactive, two-way marketing campaigns, entirely via e-mail. The ability to process and respond to customers' inquiries improves the quality of the customer relationship by ensuring our clients' ability to receive, sort and respond to requests in a personalized and timely manner.

o Database Services. We track and review the success of current and past e-messaging campaigns and deliver multiple offers to separately defined customer groups. Such active and intelligent e-message monitoring allows our clients to identify successful and unsuccessful strategies and refine their campaigns in a proactive manner. All messaging activity is automatically tracked and logged into our database, creating a clear history of all customer actions to help resolve individual requests as well as total campaign analysis. This detailed customer record provides a wealth of information and enables our clients to fine-tune their direct marketing efforts and increase the return on investment in future campaigns.

    Through our experienced professional staff of client service representatives, we deliver e-messaging services specifically tailored to each client's business objectives. After the initial sale is made, we appoint an account management team to act as the client's primary point of contact for all relationship and campaign management issues. We provide end-to-end e-messaging mailing and campaign management solutions, including creating a detailed specification of customer needs, developing the web interfaces, customizing the database, implementing project plans and campaign roll-out and conducting post-mailing analysis. To provide our clients with the highest level of reliability, we have a 24 hours per day, seven days per week operations command center as part of our standard service offering which monitors our network for reliability and performance.

     Leveraging our core competencies, we deliver the following e-messaging solutions on an outsourced service basis:


-------------------------------------------------------------------------------------------------------------
 SOLUTION              DESCRIPTION                APPLICATIONS                 TYPICAL CUSTOMERS
-------------------------------------------------------------------------------------------------------------
 E-Information         o    Subscriber             o  Subscription             o   Magazine and Book
 Distribution          o    Acquisition/Order         Acquisition and Renewal      Publishers
                            Processing;            o  Customized Content       o   Membership Organization
                            Subscription              Delivery                     and Associates
                            Database Management    o  Newsletter or Periodic   o   Information Service
                       o    Subscriber Profiling      Information Delivery         Companies
                       o    Content Development    o  Event Driven             o   Research Companies
                            and Optimization          Information Delivery     o   Corporations
                       o    Content Distribution   o  Corporate Newsletters
-------------------------------------------------------------------------------------------------------------
 E-Message Marketing   o    List and Database      o  Marketing Promotions     o   Internet Infrastructure
                            Management             o  Up-Sell/Cross-Sell           Companies (ISPs,
                       o    One-to-One                Campaigns                    Portals, Free-Mail)
                            Personalized           o  Follow-Up Offers         o   Direct Marketing
                            Promotional                                            Companies
                            Campaigns                                          o   Catalogue Companies
                       o    Segmentation and                                   o   E-Commerce based
                            Targeted                                               Consumer Products
                            Promotional                                            Companies
                            Campaigns                                          o   All other Companies
                       o    Permission-Based                                       Experimenting with
                            Promotional                                            Online Marketing
                            Campaigns
                       o    Order and Reject
                            Response
                            Handling/Routing
                       o    Response Reporting
                       o    Content Optimization
-------------------------------------------------------------------------------------------------------------
 E-Customer Care       o    Solicited/Unsolicited  o  E-Mail Customer Service   o  Magazine Publishers
                            Response Handling      o  E-Mail Technical Help     o  Newsletter Publishers
                       o    Processing             o  Customer Relationship     o  Information Service
                            Unsubscribers             Programs                     Companies
                       o    Auto Responders        o  Loyalty Programs          o  Research Service
                       o    Routing/Tracking                                       Companies
                                                                                o  Corporations
-------------------------------------------------------------------------------------------------------------
 E-Commerce Messaging  o    Order Confirmations    o  E-Business Application    o  Financial Services Firms
                       o    Shipping Notices                                    o  Any Company with
                       o    Welcome Messages                                       E-Business Transactions
-------------------------------------------------------------------------------------------------------------
 E-Survey              o    Datamart Management    o  Client Service            o  Any Company with
                       o    Dynamic Survey         o  All Areas of the             Internet Customers
                       o    Customer                  Customer Experience
                            Intelligence           o  Complex Database
                                                      Marketing
                                                   o  Employee Survey
                                                   o  Post E-Transaction
                                                      Survey
                                                   o  Product Surveys
-------------------------------------------------------------------------------------------------------------

    OUR PACKAGED SOFTWARE SOLUTIONS

    While our primary solution is an outsourced offering, we also offer software solutions to clients desiring in-house e-messaging capabilities. Pricing for our e-mail distribution software packages range from $35.95 for an entry level PC-based e-mail distribution tool to up to $60,000 for comprehensive server-based software. Additionally, we also market a desktop e-mail survey package that lists for $2,500. While these software applications assist businesses conducting basic e-mail campaigns, we believe that as our software customers adopt more sophisticated e-messaging campaigns, many of these customers will migrate to our outsourced solutions. For our software products, we provide help desk support 24 hours per day, seven days per week. Additionally, we provide installation and integration services on a billable basis.

CUSTOMERS AND TARGET MARKETS

    We currently offer e-messaging services to many large volume users in selected markets. Our clients cover a broad range of industry segments, including Internet/e-commerce, publishing, computer hardware/software and financial services. We currently provide e-messaging services to over 200 clients. The following is a representative list of our clients to whom we provide e-messaging services:


INTERNET/E-COMMERCE                                          FINANCIAL SERVICES
    America Online, Inc.                                         Charles Schwab & Co., Inc.
    Attachmate Corporation                                       Countrywide Credit Industries, Inc.
    Digital Media Services                                       E*Trade Securities, Inc.
    Intuit Inc.                                                  First Credit Card Services USA, LLC
    MapQuest.com, Inc.
    Powerize.com USA                                         OTHER INDUSTRIES
    ZD Events, Inc.
                                                                 Advanstar Communications
PUBLISHING                                                       ALC  Interactive  Media,  a division  of  American
                                                                 List Counsel, Inc.
    ACC Communications, Inc. - Workforce Online                  Centrobe, an EDS Company
    CMP Group, Inc.                                              Direct Marketing Association-QB
    Conde Nast Publications, Inc.                                Duke Communications, Inc.
    Doubleday (BOL, Ltd.)                                        Estee Lauder Companies, Inc.
    FEDWeek, LLC                                                 Hearst Communications, Inc.
    Helmers Publishing, Inc.                                     Impulse Buy! Network
    Lakewood Publications, Inc.                                  iXL-San Francisco, Inc.
    Net Library, Inc.                                            Mirage Resorts, Incorporated
    Penn Well Publishing                                         Modem Poppe.Tyson/Starbucks
    Penton Media, Inc.                                           New York Yankees
    Reader's Digest Association, Inc.                            Proxima Corporation
    RealAge, Inc.                                                Vertex, Inc.
    Trans World Entertainment Corporation

COMPUTER HARDWARE/SOFTWARE

    Apple Computer, Inc.
    Compaq Computer Corporation
    Microsoft Corporation
    PeopleSoft, Inc.
    Sony Corporation


    In addition, we have sold our e-messaging software products to over 4,000 customers.

    Following is an example of e-messaging solutions we have provided to our clients:

    Intuit Inc. In February 1999, we provided Intuit with a strategy for increasing response rates to their text formatted Quicken.com newsletter by optimizing the e-mail delivery to a graphically enriched, or html, format and converting customers to this format. Employing this strategy, the February issue of the newsletter was sent to approximately 1.4 million customers via multi-part alternative format, which submits both html and text formats to the customer. This format allows any customer in the database to receive html if their e-mail software is html compatible. The response rates of certain customer segments which previously had received only text tripled, and Intuit has successfully converted more than 33% of the Quicken.com customer list to html. Intuit now mails both a text and html version of the newsletter on a monthly basis, and continues to see strong response rates and results from the html version.

SALES AND MARKETING

    SALES STRATEGY

    Our sales efforts target all market segments through direct and indirect channels. Our sales team typically markets our solutions to a combination of dedicated information technology personnel and members of the senior management team. We believe that as the e-messaging market evolves, our solutions will increasingly impact our clients overall strategy and, as a result, we will focus on targeting a client's senior management. We believe that we have developed a set of "blue chip" clients who facilitate our sales efforts by acting as well known references.

    We have a dedicated group within our client services organization responsible for retaining and increasing usage of our services by existing customers. Our client services professionals are highly effective at helping to manage relationships and selling additional services to existing clients when the need arises.

    We maintain our own direct sales force to introduce and educate prospective customers and partners about our services. The national accounts team focuses on our top 100 sales targets. A regional field team focuses on the next 1000 prospects. The general market is served by our packaged solution offering and indirect sales channels. As of August 17, 1999, we had 18 account executives in the direct sales group, and we plan to significantly expand this group in the next 12 months. We currently have sales offices in San Francisco, California, New York, New York, Boston, Massachusetts, Atlanta, Georgia, Chicago, Illinois, Los Angeles, California, Mountain View, California, Boulder, Colorado and Huntsville, Alabama.

    We plan to expand internationally and into smaller markets. To establish a presence and penetrate overseas and smaller markets, we plan to develop indirect sales and distribution capabilities and strategic relationships. Initially, our international activities will focus on the European market.

    MARKETING STRATEGY

    We plan to execute a comprehensive strategic marketing plan to achieve strong brand identity and strategic product positioning, as well as delivery of marketing materials and selling tools designed to advance the sales prospect quickly through the sales cycle. We intend to gain market visibility of our comprehensive e-messaging solutions through targeted advertising campaigns, tradeshows and corporate event participation, direct marketing initiatives, marketing through a world-class website and to leverage market visibility through the joint marketing efforts of strategic alliances and partnerships.

ENGINEERING, TECHNOLOGY AND OPERATIONS

    E-MAIL DISTRIBUTION AND PROCESSING

    Our advanced, proprietary technologies enable us to deliver large volumes of personalized e-mail for our clients. The design and application of our technology allows us to create customized e-messages from user-defined templates, allowing either the client or our own staff to define the level of customization. In addition, our technology enables high volumes of outbound e-mail on the Internet, volumes that are today very difficult to achieve when relying on third party or industry standard solutions. We have designed very stable and highly scalable architecture that can be distributed over the network, providing for a high degree of availability and reliability.

    Our service and product offerings provide our clients with the ability to send e-messages based on either plain text, or the Web's standard HyperText Markup Language, allowing for the inclusion of color, graphics and other advertising tools and materials. Our technologies enable a highly automated e-messaging process, with complete management of outbound messages, inbound responses and bounced messages. We also offer a variety of reporting and management tools.

    CUSTOM E-MAIL RESPONSE PROCESSING

    The application of our technologies enable the ability to automatically and efficiently handle high volumes of inbound responses to e-mail campaigns, customer support questions or subscribe/unsubscribe requests. Our ResponseNow product is a highly scalable technology that automatically can process incoming messages, route them to the appropriate location, process database update transactions and formulate pre-defined answers and reply back to the sender.

    SURVEY PROCESSING

    We offer our clients the ability to gather information from their customers in the form of e-mail or web-based surveys. Our technologies and products allow us to provide the client with a secure and customized web site that can capture survey information. This data is then stored in a proprietary database for analysis and reporting. We offer the client a variety of reports via the web, as well as many customized analytical reports and a variety of research and technology intensive data analysis processes.

    DATA AND NETWORK CENTERS

    We have multiple data centers and Internet connection points to ensure that we can continuously and reliably send and receive e-mail and process web surveys for our clients. Internal data centers are located in our Boulder, Colorado, Huntsville, Alabama and Mountain View, California offices, and we have two co-location facilities, one in Denver, Colorado and the other in Santa Clara, California. These co-location sites provide highly reliable and secure points of operation and network connection. They each provide full security, air and power conditioning and backup generators. Our own sites are connected to the co-location sites with high-speed telecommunication circuits, and we maintain services from three different ISP's for redundancy. Capacity easily can be added at either of the co-location facilities, in the form of additional servers as well as Internet connections and network bandwidth. Because of our diverse geographical locations, we are able to offer highly reliable network services, not impacted by a single or geographically focused natural disaster.

    RESEARCH, DEVELOPMENT, AND ENGINEERING

    Our research, development and engineering activities are focused primarily on the design, development and enhancement of our e-messaging services, as well as on increasing the capacity, reliability and security of existing products and services. We believe that significant research, development, and engineering expenditures in the future will be required in order for us to remain competitive.

COMPETITION

    We know of no competitor that offers the full range of solutions provided by us. However, the market for our products and services is intensely competitive. There are no substantial barriers to entry into our business, and we expect that established and new entities will enter the market for e-messaging services and interactive Internet communications in the near future.

    Our principal competitors in the e-messaging services arena include providers of e-mail based services such as 24x7, Inc., Axciom, Inc., Cyber Data Systems, Inc., DoubleClick, Inc., eGain Communications Corporation, EmailChannel, Inc., Exactis.com, Inc., Experian, Inc., Kana Communications, Inc., MarketHome, Inc., MatchLogic, Inc., Mustang Software, Inc., NetCreations, Inc., PostX Corporation and ReplyNet, Inc. We also compete with BroadVision, Inc., Digital Impact, E-Care Group and Mypoints.com, Inc. for one-to-one marketing.

    We may experience additional competition from ISPs and other large established businesses that enter the market for e-messaging services. Companies such as ADVO Inc., America Online, Inc., AT&T, IBM Corporation, Harte-Hanks, Inc., Hewlett-Packard Company, Integrion Financial Network LLC, The Interpublic Group of Companies, Inc., Microsoft Corporation, Netscape Communications and Foote Cone & Belding, some of whom are current clients of ours, which possess large, existing customer bases, substantial financial resources and established distribution channels could develop, market or resell a number of messaging services.

    We believe that our service solution competes favorably with that of other providers with respect to the following factors:

    o    ability to handle large volumes of e-mail and ability to scale;

    o    comprehensive service offerings and fully-featured technology;

    o    strong focus on permission-based e-messaging; and

    o strength of inbound/outbound messaging capabilities and database expertise.

    However, despite our competitive positioning, we may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business, operating results and financial condition.

    Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we do. These competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers. In addition, many of our current or potential competitors have broad distribution channels that may be used to bundle competing products or services directly to end-users or purchasers. If these competitors bundle competing products or services for their customers, the demand for our products and services could substantially decline. As a result of the above factors, we cannot assure you that we will compete effectively with current or future competitors or that competitive pressures will not have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY

    MessageMedia, DecisionSource, ResponseNow and Revnet are among the trademarks or service marks owned by us, and First Virtual is one of the registered marks owned by us. This Current Report on Form 8-K/A also makes references to trademarks of other companies which are the properties of their respective owners.

    We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our proprietary rights. We believe that, due to the rapid pace of technological innovation for Internet products, our ability to establish and maintain a position of technology leadership in the industry depends more on the skills of our development personnel than upon the legal protections afforded our existing technology. There can be no assurance that trade secret, copyright and trademark protections will be adequate to safeguard the proprietary software underlying our products and services, or that our agreements with employees, consultants and others who participate in the development of our software will not be breached, that we will have adequate remedies for any breach or that our trade secrets will not otherwise become known. Moreover, notwithstanding our efforts to protect our intellectual property, competitors may be able to develop functionally equivalent e-messaging technologies without infringing any of our intellectual property rights. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use products or technology that we consider proprietary, and third parties may attempt to develop similar technology independently. In addition, effective protection of intellectual property rights may be unavailable or limited in certain countries. Accordingly, there can be no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

    As the volume of Internet commerce increases, and the number of products and service providers that support Internet commerce increases, we believe that Internet commerce technology providers may become increasingly subject to infringement claims. There can be no assurance that infringement claims will not be filed by plaintiffs against us in the future. For example, on October 19, 1998 Exactis.com, Inc. filed a complaint against our subsidiary Epub in the Federal District Court of Colorado. The complaint alleges infringement of a patent held by Exactis.com, Inc. and seeks injunctive relief and unspecified damages. Any such claims, with or without merit, could be time consuming, result in costly litigation, disrupt or delay the enhancement or shipment of our products and services or require us to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable or favorable to us, which could have a material adverse effect on our business, financial condition and results of operations. In addition, we may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. For example, on October 29, 1998 we filed a complaint in the U.S. District Court for the Southern District of California against Exactis.com, Inc. The complaint alleges infringement of a patent held by us and seeks injunctive relief and unspecified damages. Litigation to determine the validity of any claims could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks, whether or not such litigation is determined in our favor. In addition, patent litigation such as the Exactis.com, Inc. lawsuit often gives rise to counterclaims by the defendants, which could include challenges to the validity of patents held by us. In the event of an adverse ruling in any such litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. The failure by us to develop or license a substitute technology could have a material adverse effect on our business, financial condition and results of operations.

GOVERNMENT REGULATION

    A number of states have adopted laws restricting the distribution of SPAM. We actively monitor such legislation and regulatory developments to minimize the risk of our participation in activities that violate anti-SPAM legislation. Additionally, a number of legislative and regulatory proposals are under consideration by federal and state lawmakers and regulatory bodies and may be adopted with respect to the Internet. Some of the issues that such laws or regulations may cover include user privacy, obscenity, fraud, pricing and characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the projected demand for our products and services or increase our cost of doing business. Moreover, the applicability to the Internet of existing United States and international laws governing issues such as property ownership, copyright, trade secret, libel, taxation and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business, results of operations, financial condition and prospects.

EMPLOYEES

    As of August 17, 1999, we had a total of 208 full-time employees and part-time employees. Of these employees, 63 were in research, development and engineering, 71 were in client services, 38 were in marketing and sales and 36 performed general and administrative functions.

    Our future success depends to a significant extent upon the continued service of our key technical and senior management personnel and upon our ability to attract and retain additional highly skilled, creative, technical, financial and strategic marketing personnel. Competition for such personnel is intense. There can be no assurance that we will be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on our business. None of our employees are represented by a labor union. We never have experienced a work stoppage and believe that our relationships with our employees are good.

FACILITIES

    Our corporate facility consists of approximately 27,200 square feet of leased space in Boulder, Colorado. This primary facility lease expires on November 30, 2000. We lease additional space in San Diego, California and Denver, Colorado for our computer processing center. The San Diego computer processing center lease expires in October 1999 and the Denver computer processing center lease expires in February 2002. Our intention is to move out of our San Diego processing facility once a new processing center is established in Colorado. In addition, we lease facilities in San Francisco, California, New York, New York, Boston, Massachusetts, Atlanta, Georgia, Chicago, Illinois, Los Angeles, California, Mountain View, California and Huntsville, Alabama.

LEGAL PROCEEDINGS

    On October 19, 1998, Exactis.com, Inc., a Delaware Corporation, filed a complaint against Epub, which is now our subsidiary, in the U.S. District Court for the District of Colorado. The complaint alleges infringement of a patent held by Exactis.com, Inc. The complaint seeks injunctive relief and unspecified damages.

    On October 29, 1998, we filed a complaint in the U.S. District Court for the District of Southern California against Exactis.com, Inc. The complaint alleges infringement of U.S. Patent No. 5,826,241 which is held by us. The complaint seeks injunctive relief and unspecified damages.

                                INDEX TO EXHIBITS


EXHIBIT
NUMBER              DESCRIPTION
-------             -----------
  2.1*         Agreement and Plan of Merger and Reorganization dated July 22,
               1999 among the Registrant, Revnet Systems, Inc. and MM1
               Acquisition Corporation.

  2.2*         Agreement and Plan of Merger and Reorganization dated July 27,
               1999 among the Registrant, Decisive Technology Corporation. and
               MM2 Acquisition Corporation.

  4.1*         Registration Rights Agreement among the Registrant, the
               Securityholders' Agent and James Clayton

  4.2*         Registration Rights Agreement among the Registrant, the
               Securityholders' Agent and William Blair & Company, LLC

  23.1**       Consent of PricewaterhouseCoopers LLP

  23.2**       Consent of PricewaterhouseCoopers LLP

  99.1*        Press Release dated August 10, 1999

  99.2*        Press Release dated August 17, 1999

  99.3**       Revnet Systems, Inc. Financial Statements

  99.4**       Decisive Technology Corporation Financial Statements

  99.5**       MessageMedia, Inc., Revnet Systems, Inc. and Decisive Technology
               Corporation Pro Forma Combined Financial Information


              * Previously filed as exhibit to the Registrant's Current Report on Form 8-K, filed with the SEC on August 24, 1999.

             ** Previously filed as exhibit to Amendment No. 1 to our Current
                Report on Form 8-K/A, filed with the SEC on September 23, 1999.